Exhibit 10(ii)

Dated 26 May 2005

(1) HERON QUAYS PROPERTIES LIMITED

(2) THE NORTHERN TRUST COMPANY

(3) CANARY WHARF HOLDINGS LIMITED

AGREEMENT FOR LEASE

- relating to -

the leasing of part of Level B3 and Floors 1-2

of a new building on parcel HQ-4

Canary Wharf London E14

INDEX OF ANNEXURES AND EXHIBITS

Annexure		Clause
A	Demised Premises Plans and Development Site Plan

1.	Demised Premises Plans	“Demised Premises”
2.	Development Site Plan	“Development Site Plan”

B	Building Plans Specifications and Schedules

3.	Specification Building HQ4	“Base Building Definition”
4.	Schedule of Base Building Plans	“Base Building Plans”
5.	Minimum Standard Developer’s Finish	“MSDF Works”

C	List of Warranties

6.	Tenant’s Consultant’s Form of Warranties	Clause 6.5.2
7.	Permitted Amendments to Warranties	Clause 6.5.2

D	Measurement

8.	Independent Measurer’s Duty of Care	Clause 11.5

E	Lease

9.	Lease	“Lease”

F	Opinion Letter

10.	Opinion Letter	“Letter of Opinion”

G	Car Parking Licence

11.	Car Parking Licence	“Car Parking Licence”

H	Deed of Surrender

12.	Deed of Surrender	“Deed of Surrender”

I	Right of First Offer Agreements

13.	Right of First Offer Agreements	“Right of First Offer Agreements”

THIS AGREEMENT is made the 26 day of May 2005

BETWEEN:-

(1)	HERON QUAY PROPERTIES LIMITED whose registered office is at One Canada Square Canary Wharf London E14 5AB (Company registration number 2276627) (the “Developer”);

(2)	THE NORTHERN TRUST COMPANY an Illinois banking corporation registered in the State of Illinois whose registered office is 50 South La Salle Street Chicago Illinois 60675 whose address for service in the U.K. is 50 Bank Street London E14 5NT (the “Tenant”)

(3)	CANARY WHARF HOLDINGS LIMITED whose registered office is at One Canada Square Canary Wharf London E14 5AB (Company registration number 2798284) (the “Developer’s Surety”)

INTRODUCTION

The Developer has agreed to procure the grant and the Tenant has agreed to accept in accordance with the terms of this Agreement a lease for a term of years expiring on 31 March 2022 of the part of the Building comprising the Demised Premises

THE PARTIES AGREE as follows:-

PART 1

DEFINITIONS AND INTERPRETATION

1.	DEFINITIONS

In this Agreement, unless the context requires otherwise, the following words and expressions shall have the following meanings:-

1.1	“1927 Act Notice” means a formal notice served by the Tenant pursuant to and specifying expressly Section 3 of the Landlord and Tenant Act 1927 and as specified in Clause 8

1.2	“Address” means the address of the party in question shown on the first page of this Agreement or such other address in the United Kingdom as the party in question may from time to time notify in writing to the other parties to this Agreement as being its address for service for the purposes of this Agreement

1.3	“Approvals” means:-

1.3.1	all consents, licences, permissions and approvals (including agreements under Section 52 of the Town and Country Planning Act 1971 and Section 106 of the Town and Country Planning Act 1990) of any local or other competent authority;

1.3.2	all consents, licences, permissions and approvals arising under or pursuant to any Statutory Requirements; and

1.3.3	all consents, licences, permissions and approvals required of any mortgagee or other party having rights, privileges or controls over the Development Site or the Site which were obtained to enable the Developer lawfully to carry out and complete the Base Building Works and Development Site Infrastructure Works at the time of such works or which may from time to time be necessary to enable the Tenant lawfully to commence and carry out and complete the Tenant’s Works and each and every stage or phase thereof (as appropriate) including, if the same are destroyed or damaged, the reinstatement of the same and the term “Approval” shall be construed accordingly

1.4	“Base Building” means the building the scope of which is described in the Base Building Definition

1.5	“Base Building Definition” means the aggregate of:-

1.5.1	the specification annexed to this Agreement as Annexure 3; and

1.5.2	the Base Building Plans

1.6	“Base Building Plans” means the building plans listed in the drawings schedule annexed to this Agreement as Annexure 4 and identified in bundles initialled by the parties

1.7	“Base Building Works” means the construction of the Base Building;

1.8	“Base Building Works Practical Completion Date” means 31 May 2002

1.9	“Building” means the building comprising (inter alia) the Base Building Works the Existing Category A Works constructed and any Tenant’s Works to be constructed on the Site in accordance with this Agreement

1.10	“Building Systems” means the mechanical, electrical, sanitary, heating, ventilating, life safety, air conditioning or other service systems of the Building

1.11	“Car Parking Licence” means the licence of the car parking spaces to be granted to the Developer or any Group Company of the Developer in the form of the agreed draft annexed to this Agreement as Annexure 11

1.12	“CDM Regulations” means the Construction (Design and Management) Regulations 1994

1.13	“Commissioning Engineers” means Crosscount Environmental Engineering, Hills Electrical plc and Johnson Control Limited (Company No 00661449) and “relevant Commissioning Engineer” shall be construed accordingly

1.14	“Contribution” means the Developer’s contribution in respect of the Tenant’s Works, if carried out, being eight hundred and eight thousand six hundred and ninety five pounds (£808,695) in respect of Floor 1 of the Building and two hundred and six thousand seven hundred and ninety three pounds (£206,793) in respect of Floor 2 of the Building such amounts to be paid in accordance with Clause 7 and to be inclusive of any Value Added Tax which may be chargeable at any rate

1.15	“Core Works” shall have the meaning given to that expression in Clause 4.1.2(b)

1.16	“CWCL” means Canary Wharf Contractors Limited (Company number 2352250)

1.17	“Deed of Surrender” means a deed of surrender in the agreed form attached as Annexure 12

1.18	“Defects Costs in respect of the Base Building Works” means all reasonable and proper costs fees and expenses incurred by the Tenant expended or charged in remedying Latent Defective Works which have become apparent during the period of ten (10) years commencing on the Base Building Works Practical Completion Date AND PROVIDED ALWAYS that the Developer shall not be liable for any Defects Costs in respect of the Base Building Works to the extent that any claim which the Developer would otherwise have had in relation to the defect under any contract, appointment, warranty, duty of care deed or insurance policy is defeated, vitiated or avoided in whole or in part as a result of the acts omissions negligence or default of the Tenant or its servants, agents, consultants, contractors or any sub-tenant, licensee or occupier of the Demised Premises or those for whom they are respectively responsible

1.19	“Defects Costs in respect of the Infrastructure Works” means any costs which are charged to the Tenant as an item comprised in the Estate Expenditure (as defined in the Lease) and which are expended in remedying Defects in the Infrastructure Works

1.20	“Defects in the Infrastructure Works” means:

1.20.1	defects, shrinkages or other faults which appear in the Development Site Infrastructure Works which manifest themselves within the relevant defects periods arising under the Development Site Infrastructure Contracts; and

1.20.2	any latent or inherent defects in the Development Site Infrastructure Works which manifest themselves during the period of ten (10) years commencing on the date of practical completion of the relevant part of the Development Site Infrastructure Works (as to which the Developer shall supply a schedule of dates to the Tenant)

and which in each case are attributable to or connected with the design workmanship test investigations or supervision of the construction or design of the Development Site Infrastructure Works or the materials used in them having been defective, inadequate, unsuitable or incomplete or otherwise substandard, judged in accordance with the terms of any Approvals and any codes of practice applicable in the case of design at the time when the relevant part of the Development Site Infrastructure Works was designed and in the case of workmanship at the time when the relevant work was done and in the case of materials at the time of specification

1.21	“Demised Premises” means the premises to be demised by the Lease as the same are more particularly described therein and which are shown for identification purposes only edged red on the plans annexed to this Agreement as Annexure 1

1.22	“Developer’s Solicitors” means Berwin Leighton Paisner of Adelaide House, London Bridge London EC4R 9HA (Reference: RMAC/CSC/21652.2) or such other firm of solicitors as the Developer shall appoint and notify to the Tenant as having been so appointed

1.23	“Development Site” means:-

1.23.1	the land and water areas shown edged green on the Development Site Plan and any other land and water areas in which the Developer or a Group Company of the Developer acquires a freehold or leasehold interest and which the Developer or a Group Company of the Developer intends shall form part of the Development Site; and

1.23.2	all buildings and appurtenances on the Development Site and all additions, alterations and improvements to such buildings and appurtenances

1.24	“Development Site Infrastructure Contracts” means the management or other contracts (and as the same may be amended from time to time) providing for the execution of the Development Site Infrastructure Works or any part of them

1.25	“Development Site Infrastructure Works” means the design and construction from time to time of infrastructure works within the Development Site

1.26	“Development Site Plan” means the plan annexed to this Agreement as Annexure 2

1.27	“Disclosure” shall have the meaning given to this expression in Clause 20.5.1

1.28	“Existing Agreement for Lease” means the agreement for lease dated 15 November 2000 and entered into between the Developer (1) the Tenant (2) and Canary Wharf Group Plc (3) in respect of Floors 5-11 of the Building

1.29	“Existing Category A Works” means the works to Floor 2 of the Demised Premises undertaken by or on behalf of the Developer prior to the date of this Agreement and which comprise works of the nature of (whether or not they are identical to) the MSDF Works

1.30	“Group Company” means any company which is for the time being (a) a subsidiary of the relevant party or (b) the holding company or parent company of that party or (c) another subsidiary of the holding company or parent company of that party (whether or not that subsidiary may itself be a parent or holding company of a sub-group of companies within the whole group), in each case within the meaning of Sections 258, 259 and 736 of the Companies Act 1985, as amended by the Companies Act 1989

1.31	“HM Customs & Excise” means HM Customs & Excise or any other person, authority, body or official which is from time to time responsible for the care, management or administration of Value Added Tax

1.32	“Independent Measurer” means Plowman Craven & Associates of 141 Lower Luton Road, Harpenden, Hertfordshire AL5 5AQ

1.33	“Independent Person” means the independent person appointed to act as specified in Clause 17

1.34	“Initial Rent” shall have the meaning given to this expression in the Lease and shall be the amount calculated in accordance with the provisions of Clause 11.2.2

1.35	“Insured Risks” shall have the meaning given to that expression in the Lease

1.36	“Interest Rate” means three (3) per centum per annum above the base rate of Barclays Bank plc in force from time to time or, if such base rate shall be incapable of determination three (3) per centum per annum above a rate reasonably equivalent to such base rate

1.37	“Key Consultant and/or Trade Contractor” (1) in the case of works which comprise the connection or interface with the electronic elements of the fire protection system means Siemens Building Technologies Limited (Company No 01681983); (2) in the case of works which comprise the connection or interface with the building management system means Johnson Control Limited (Company No 00661449) and (3) in the case of works which affect the structure of the Building means Ove Arup Partners Limited (Company No 01312453) and “Relevant Key Consultant and/or Trade Contractor” shall be construed accordingly and “Relevant Key Consultants and/or Trade Contractors” means any two or more of them as appropriate

1.38	“Latent Defective Works” means any latent or inherent defects in the Base Building Works which:-

1.38.1	directly adversely affect the beneficial use and occupation of the Demised Premises as offices; and

1.38.2	manifest themselves during the period of ten (10) years commencing on 31 May 2002; and

1.38.3	are present in the Base Building Works as originally designed and/or constructed; and

1.38.4	are directly or indirectly attributable to or connected with the design workmanship tests investigations or supervision of the construction of the Base Building Works or the materials used in them having been defective, inadequate, unsuitable or incomplete or otherwise substandard, judged in accordance with the terms of any Approvals, in the context of whether the Base Building Works have been carried out in a good and workmanlike manner and using materials of sound quality in accordance with the standards of skill and care in procuring the design of the Base Building Works as would be expected of a developer which is experienced in the development of buildings of the size and type of the Building and any applicable codes of practice (in the case of design at the time when the relevant part of the Base Building Works was designed and in the case of workmanship at the time when the relevant work was done and in the case of materials at the time of specification); and

1.38.5	are not caused or aggravated (whether directly or indirectly) by the carrying out of the Tenant’s Works; and

1.38.6	are no greater than would have been caused if the Tenant had given notice to the Developer as soon as reasonably practicable upon becoming aware of any latent or inherent defects in the Base Building Works; and

1.38.7	are not caused or aggravated (whether directly or indirectly) by any acts or omissions by the Tenant or any sub-tenant licensee or occupier of the Demised Premises (or any persons acting for or on behalf of any of them or under their control)

1.39	“Lease” means the lease of the Demised Premises to be granted to the Tenant in the form of the agreed draft annexed to this Agreement as Annexure 9 subject to such amendments as are agreed in writing between the parties or as are otherwise made in accordance with this Agreement

1.40	“Lessor” means Heron Quays (HQ4) T1 Limited and Heron Quays (HQ4) T2 Limited and their successors in title

1.41	“Letter of Opinion” means the letters of opinion substantially in the form of the drafts attached as Annexure 10 but amended so as to relate to the Lease and Right of First Offer Agreements at the date of grant or the Deed of Surrender at the date of the surrender of the Level 4 Lease (and with such other amendments reasonably necessary to reflect any change in law or byelaws or other regulations)

1.42	“Level 4 Lease” means the lease of Floor 4 of the Building dated 25 November 2002 and entered into between The Northern Trust Company (1) Canary Wharf Management Limited (2) Heron Quays Properties Limited (3) and Heron Quays (HQ) T1 Limited and Heron Quays (HQ4) T2 Limited (4)

1.43	“Licence” means the licence regulating and approving the manner of execution of the Tenant’s Works in the form of the draft set out in Schedule 2 to be entered into as provided in Clause 6.3

1.44	“Method Statement” has the meaning attributed to it in Clause 5.3

1.45	“MSDF Works” means the fitting out works described and of the minimum standard detailed in the document forming Annexure 5 hereto and entitled “Minimum Standard Developer’s Finish for Tenant’s Works” (the “MSDF Works Specification”)

1.46	“Net Internal Area” means the net internal area expressed in square feet of the Building and the Demised Premises confirmed in a certificate issued by the Independent Measurer in July 2002 (issue 1)

1.47	“Option” means the option to call for the surrender of the Level 4 Lease granted pursuant to Clause 15.1

1.48	“Option Notice” means a notice in the form set out in Schedule 4 together with a letter of Opinion in respect thereof

1.49	“Option Period” means the period commencing on the date hereof and expiring on 1 October 2006

1.50	“Planning Acts” means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991 the Local Government Planning and Land Act 1980 and includes any other applicable town and country planning legislation

1.51	“Prohibited Materials” means:

1.51.1	high alumina cement concrete in structural elements;

1.51.2	woodwool slabs in permanent formwork to concrete or in structural elements;

1.51.3	calcium chloride used as a setting agent in cement;

1.51.4	calcium silicate bricks or tiles;

1.51.5	asbestos or asbestos containing products as defined in The Asbestos Regulations 1969 or in any statutory modification or re-enactment thereof current at the date of specification (save where trace natural elements thereof are used in products which comply with relevant British Standard Specifications);

1.51.6	naturally occurring aggregates for use in reinforced concrete which do not comply with British Standard Specification 882 and 110 and naturally occurring aggregates for use in concrete which do not comply with British Standard Specification 8110: 1985;

1.51.7	urea formaldehyde;

1.51.8	materials containing fibres which have a diameter of 3 microns or less and a length of 200 microns or less;

1.51.9	polytetrafluoroethylene (PTFE) except when used as a non-stick sealing within valves, jointing material between pipes or as an isolating tape;

1.51.10	mineral fibres (man-made or naturally occurring) which are not contained or stabilised by materials to prevent fibre migration;

1.51.11	halon;

1.51.12	timber which is not obtained from a managed and regulated sustainable source;

1.51.13	lead based paint;

1.51.14	any other substances or materials generally considered in the United Kingdom construction industry to be deleterious or harmful to health and safety or not in accordance with relevant British standards and codes of practice or which have been declared deleterious in a publication of the Building Research Establishment at the relevant time

1.52	“Relevant Defects in the Base Building Works” means any defects, shrinkages and other faults relating to (i) the water ingress at Level B3 of the Building and/or (ii) the temperature of the ceiling void at Level 11 and/or (iii) the level of humidity of the floor areas throughout Levels 1, 2 and 4-11 (inclusive) of the Building which the parties agree are or which are determined pursuant to the provisions of the Existing Agreement for Lease to be Defects in the Base Building Works (as defined in the Existing Agreement)

1.53	“Right of First Offer Agreements” means the two right of first offer agreements in the forms attached as Annexure 13

1.54	“Senior Manager” shall have the meaning given to this expression in Clause 19

1.55	“Site” means the land shown edged red on the Development Site Plan

1.56	“Statutory Requirements” means any Act of Parliament and any instrument, rules, orders, regulations, notices, directions, bye-laws, permissions and plans for the time being made under or deriving validity from it, all regulations, laws or directives made or issued by or with the authority of The European Commission and/or the Council of Ministers (which take effect in England and Wales) and any rules, regulations, building regulations, orders, bye-laws or codes of practice of any local authority or any utility company having jurisdiction in relation to the Base Building Works

1.57	“Surrender Completion Date” means the date falling one month after the date of the Option Notice or such other date agreed in writing between the parties

1.58	“Tenant’s Category A Works” means any works undertaken by the Tenant which shall comprise works of the nature of (whether or not they are identical to) the MSDF Works and which shall be of no lesser standard or extent than the MSDF Works and as approved by the Developer pursuant to Clause 4.4

1.59	“Tenant’s Category B Works” means the works (if any) which are undertaken by the Tenant (in addition to the Tenant’s Category A Works or in substitution thereof) as part of the fitting out of the Demised Premises and which are approved in accordance with the provisions of this Agreement

1.60	“Tenant’s Consultants” means all or any of those persons appointed by the Tenant to provide material advice to the Tenant on the design and construction of the Demised Premises and/or the Tenant’s Works

1.61	“Tenant’s Contractors” means the Tenant’s contractors agents advisers workmen and others engaged in the execution of the Tenant’s Works

1.62	“Tenant’s Plans” shall have the meaning ascribed to them in Clause 4.1.2(a)

1.63	“Tenant’s Quantity Surveyor” means Beverley Stewart of Allen Stewart Partnership 15-27 Gee Street London EC1V 3RD or such other person as may be appointed by the Tenant to perform the function of the Tenant’s Quantity Surveyor pursuant to this Agreement and notified to the Developer as having been so appointed

1.64	“Tenant’s Representative” means Nick Goodwin of Harrington or such other person as may be appointed by the Tenant to perform the function of the Tenant’s Representative pursuant to this Agreement and notified to the Developer as having been so appointed

1.65	“Tenant’s Solicitors” means Linklaters of One Silk Street London EC2Y 8HQ (Ref: CBC) or such other firm of solicitors as the Tenant may appoint and notify to the Developer

1.66	“Tenant’s Works” means, if any, collectively the Tenant’s Category A Works and the Tenant’s Category B Works or any of them as the context requires

1.67	“Tenant’s Works Practical Completion” means practical completion of the Tenant’s Works

1.68	“Tenant’s Works Practical Completion Certificate” means the certificate of the Tenant to the effect that Tenant’s Works Practical Completion has been achieved

1.69	“Term Commencement Date” means the date calculated in accordance with Clause 11.2.1

1.70	“Value Added Tax” and “VAT” mean value added tax as provided for in the Value Added Tax Act 1994 and includes any other tax from time to time replacing it or of a similar fiscal nature

1.71	“Working Day” means any day (other than a Saturday or a Sunday) upon which clearing banks in the United Kingdom are open to the public for the transaction of business

2.	INTERPRETATION

In this Agreement unless the context otherwise requires:-

2.1	Words importing the masculine gender only shall include the feminine gender and neuter meaning and vice versa and words importing the singular number shall include the plural number and vice versa and all references to a Clause or Schedule shall mean a Clause of or Schedule to this Agreement;

2.2	References to drawings and documents annexed to this Agreement shall include the drawings and documents initialled for identification on behalf of the parties to this Agreement for the purposes of this Agreement (whether individually or as part of an agreed bundle or bound volume or otherwise);

2.3	The Clause and paragraph titles and headings are for convenience only and shall not be construed in or affect the interpretation of this Agreement;

2.4	Every covenant by a party comprising more than one person shall be deemed to be made by such party jointly and severally;

2.5	Words importing persons shall include firms, companies and corporations and vice versa and reference to the Tenant or to the Developer shall be deemed to extend to the Tenant’s or the Developer’s (as the case may be) servants and consultants, workmen, contractors, sub-contractors, agents or any person or persons acting on its or their behalf or under its or their control;

2.6	Any covenant by any party not to do any act or thing shall include an obligation not to permit or suffer such act or thing to be done and (so far as is within its direct control) to procure that it is not done and any reference to consent or approval or other confirmation not being unreasonably withheld (or similar expression) shall be deemed to include reference to such consent or approval or other confirmation not being unreasonably delayed;

2.7	Any reference to the right of the Developer or the Tenant to have access to, enter or call for information on the Site shall be construed as entitling the Developer or the Tenant (as the case may be) to supply the same to their respective servants, agents, professional advisers, contractors and workmen for the purposes of and contemplated by and upon terms (including as to confidentiality) which are consistent with this Agreement;

2.8	Any reference to a statute (whether specifically named or not) shall include any amendment or re-enactment of it for the time being in force, and all instruments, orders, notices, regulations, directions, bye-laws, permissions and plans for the time being made, issued and or given under it, or deriving validity from it (in each case a “Change”) provided that where any design has been carried out or work commenced or scheduled under this Agreement and any relevant Change takes place then the Developer may (insofar as to do so would not place it or any future occupier of all or part of the Building in breach of a Statutory Requirement) carry out and complete the Base Building Works or perform any of its other obligations hereunder as if such Change had not taken place;

2.9	The words “including” “include” “excluding” and “exclude” shall be deemed to be followed by the words “without limitation”

2.10	Whenever pursuant to this Agreement a party is required to give consent, approval or confirmation (in this Clause 2.10 each a “relevant approval”) within a specified time period (in this Clause 2.10 the “time period”) it shall be reasonable for the party requested to give the relevant approval to withhold, refuse or delay the relevant approval if the information provided to it (taken together with its existing knowledge) is insufficient properly to enable it to give its consent, approval or confirmation and if within the time period such party gives notice to the party requesting the relevant approval that it requires specifically identified further information in order to be able properly to consider the request for the relevant approval

2.11	Save where provided to the contrary, all sums payable by the Tenant pursuant to this Agreement shall be deemed to be exclusive of any Value Added Tax which may be chargeable on the supply or supplies for which such sums (or any part of such sums) are the whole or part of the consideration for Value Added Tax purposes; and

2.12	Any reference to any right, entitlement or obligation of any person under the laws in relation to Value Added Tax, or any business carried on by any person for Value Added Tax purposes, shall (where appropriate and unless the context otherwise requires) be construed, at any time when such person is treated as a member of a group for the purposes of Section 43 of the Value Added Tax Act 1994 to include a reference to the right, entitlement or obligation under such loan of, or the business carried on for Value Added Tax purposes by the representative member of such group at such time (the term “representative member” to be construed in accordance with the said Section 43)

PART 2

3.	COPYRIGHT

3.1	Grant of Non-exclusive Licence

Insofar as the copyright to any drawings or other intellectual property relevant to the Base Building Works is owned by the Developer or the Developer has power to grant licence or sub-licence (as the case may be) to use or reproduce the same, the Developer hereby irrevocably grants to the Tenant non-exclusive royalty free licence (and insofar as the Developer has the power to provide those licences shall be capable of sublicensing and transfer) to use and reproduce the same for the purposes set out in Clause 3.2

3.2	Tenant’s Undertaking

The Tenant undertakes that it shall observe all applicable restrictions on copyright and other intellectual property rights of which it is duly informed and treat as supplied in confidence all drawings, plans, specifications, costs, trade contract documents consultant appointments and calculations supplied or made available to it by the Developer or its consultants or agents in connection with or related to the Base Building Works and will not use or permit to be used any of the same otherwise than:-

3.2.1	in connection with the Tenant’s Works (including but not limited to the construction completion maintenance extension alteration letting promotion advertisement reinstatement and repair during the period of the Lease); or

3.2.2	for any other purposes authorised or required under this Agreement and that the Tenant will use reasonable endeavours to procure compliance, with this Clause 3.2 by the Tenant’s Consultants and the Tenant’s Contractors or any third party engaged, instructed or retained by the Tenant in connection with the Tenant’s Works

3.3	Developer’s Liability

The Developer, its contractors and/or its consultants will have no liability for the use and reproduction of such drawings etc for any other purpose than that for which they were prepared and provided

PART 3

TENANT’S WORKS

4.	APPROVAL OF TENANT’S WORKS

4.1	Tenant to submit details of Tenant’s Works

4.1.1	The Tenant shall prior to commencing any element of the Tenant’s Works and at the Tenant’s sole cost and expense submit to the Developer co-ordinated outline proposals for decision in principle followed by details of such reasonable elements of the Tenant’s Works for approval including as from time to time appropriate:-

(a)	architectural working drawings and specifications;

(b)	engineering working drawings and specifications;

(c)	a statement clearly distinguishing between the proposed Tenant’s Category A Works (if any) and the proposed Tenant’s Category B Works; and

(d)	a copy of the completed application and conditions of supply of electricity to business customers in the form from time to time stipulated by London Electricity plc (or any successor body to its undertaking)

in respect of the facilities materials and work for the various elements of the Tenant’s Works and such proposals and subsequent details must be (when taken together with the existing works to Floor 2 of the Building undertaken by or on behalf of the Developer prior to today’s date) at least equivalent in scope and quality to those pertaining in respect of the MSDF Works and such working drawings and specifications shall be fully co-ordinated with each other and with the Base Building and shall incorporate all information which the Developer reasonably requires including details of all such Tenant’s Works and the dimensional locations thereof with reference to the building column centre line or the face of finished column enclosures

4.1.2

(a)	If (and to the extent only) the same are approved by the Developer pursuant to Clause 4.4 the working drawings and specifications prepared by the Tenant pursuant to the provisions of this Clause 4.1 and any changes therein permitted under this Clause 4 are herein collectively called the “Tenant’s Plans”

(b)	In relation to those portions of the Tenant’s Works which (i) comprise the connection or interface with the electronic elements of the fire protection system, (ii) comprise the connection or interface with the building management system or (iii) which affect the structure of the Building (the “Core Works”) the Tenant shall either (a) retain the Relevant Key Consultant and/or Trade Contractor provided that such Key Consultant and/or Trade Contractor or Relevant Key Consultants and/or Trade Contractors shall agree to provide their services to the Tenant at reasonable rates and terms or (b) reimburse on demand to the Developer the reasonable costs incurred by such Key Consultant and/or Trade Contractor or Relevant Key Consultants and/or Trade Contractors on reviewing and approving the Core Works as set out in Clause 4.5 (without double-counting)

4.2	Limitations of Tenant’s Plans

The Tenant’s Plans (including any changes thereto) shall not:-

4.2.1	(when taken together with the existing works to Floor 2 of the Building undertaken by or on behalf of the Developer prior to today’s date) provide for works which are of a lesser standard or extent than the MSDF Works; without the Developer’s approval (not to be unreasonably withheld); or

4.2.2	adversely affect the integrity of the structure of the Building or the operation of the Building Systems; or

4.2.3	contain matters which are absolutely prohibited under the terms of the Lease; or

4.2.4	violate any laws or the requirements of any Approvals or the requirements from time to time of any insurers notified to the Tenant (or its representatives or advisors) or be such that any Approval or any insurance effected or to be effected by the Developer pursuant to the Lease is reasonably likely to be unobtainable or adversely affected Provided that if any of the Tenant’s Plans require a modification of any of the Developer’s Approvals the Developer’s consent shall be required

4.3	DWG Files

One set of DWG format CAD discs shall be submitted to the Developer on each occasion that the Tenant supplies details of its proposals to the Developer for approval

4.4	Developer’s Approval

4.4.1	The working drawings and specifications prepared by the Tenant pursuant to the provisions of clause 4.1 and any changes thereto which the Tenant may request shall be subject to the Developer’s prior approval such approval (subject to compliance with Clause 4.2) not to be unreasonably withheld or delayed. If the Developer shall disapprove of any aspects of the applicable drawings and specifications then the Developer shall within six (6) Working Days of receipt of such drawings or specifications give notice in writing specifying the grounds for such disapproval and the Tenant shall return to the Developer appropriate corrections thereto within six (6) Working Days after receipt of such notice. If the Developer shall still decline to approve the Tenant’s Plans as amended, then (subject in the case of the Tenant to the same being in compliance with Clause 4.2) either party may refer the matter or matters in dispute to the Independent Person acting as expert in accordance with the provisions of Clause 17

4.4.2	In respect of any application pursuant to Clause 4.4.1 the Developer shall use all reasonable endeavours to give approval or give reasons for withholding approval within 10 Working Days after an application therefor has been received and where the Developer refers any such application for consideration by its consultants, advisors and insurers the Developer shall request that the same provide their advice (or notify the Tenant and the Developer what further information is required to enable such advice to be given) within 8 Working Days after request and in the event such advice has not been received by 8 Working Days thereafter shall request that such advice (or notification) is provided within 4 Working Days after such subsequent request and shall continue to request such advice (or notification) every 4 Working Days until the same has been provided

4.5	Developer’s Costs

The Developer shall deliver to the Tenant a statement or statements specifying any engineering architectural or other costs reasonably incurred by the Developer in reviewing the Tenant’s Plans and any changes thereto (for the avoidance of doubt and the Tenant shall pay to the Developer within ten (10) Working Days after the receipt thereof the amount specified in such statement Provided That the Tenant shall not be liable for any fees payable to the Developer or any Group Company of the Developer.

4.6	Approvals

The Tenant shall use all reasonable endeavours to obtain all necessary Approvals required for the Tenant’s Works following approval of the Tenant’s Plans and shall promptly supply copies of the same to the Developer

5.	EXECUTION OF TENANT’S WORKS AND SUBSEQUENT OCCUPATION

5.1	Completion of Tenant’s Works

The Tenant’s Works (to the extent carried out) shall be carried out and completed:-

5.1.1	in a good and workmanlike manner; and

5.1.2	using materials of sound quality of their several kinds and (where specified) as set out in any specifications relating to the Tenant’s Works; and

5.1.3	so that such works are free of Prohibited Materials; and

5.1.4	in accordance with:-

(a)	the Tenant’s Plans which have been approved by the Developer;

(b)	the Approvals (as these may have been modified pursuant to clause 4.2.4); and

(c)	the terms of this Agreement

5.2	Access Restrictions

The Tenant shall itself, and shall procure that the Tenant’s Consultants and the Tenant’s Contractors and all other parties instructed by the Tenant comply with all reasonable rules restrictions and regulations in relation to access to the Demised Premises and which may reasonably be imposed by the Developer and have been notified in writing to the Tenant and/or which shall be promulgated by the Developer for ensuring the integrity of the Building Systems

5.3	Method Statement

Not less than 24 hours prior to commencement of the Tenant’s Works, the Tenant shall submit to the Developer for and obtain the Developer’s approval to a method statement (a “Method Statement”) in writing which Method Statement shall contain the information specified in Schedule 3 insofar as it is reasonably practicable and appropriate for the same to be included Provided That:-

5.3.1	notwithstanding the Developer’s approval to the Method Statement if in the carrying out of the Tenant’s Works in accordance with the Method Statement it transpires that the method of carrying out of the Tenant’s Works is having a material adverse effect on the progress or completion of any works or the ability of Canary Wharf Management Limited (or any substitute therefor) to provide any of the Estate Services or Building Services (all as defined in the Lease) the Developer may require such amendments or variations to the Method Statement as the Developer considers reasonably necessary to mitigate the effect on the progress or completion of such works or ability to provide such Services as aforesaid (having regard to the reasonable requirements as may be necessary for the carrying out of the Tenant’s Works);

5.3.2	insofar as it shall not be reasonably practicable to provide the information detailed in this Clause 5.3 within the time specified the Developer shall approve its omission from the Method Statement but such information shall nonetheless be submitted to the Developer as soon as possible thereafter

5.4	Tenant’s obligations

Upon carrying out any Tenant’s Works the Tenant will itself and will procure that its contractors agents advisers and workmen will at all times

5.4.1	comply in all respects with the provisions of the Method Statement approved pursuant to the provisions of Sub-Clause 5.3 as the same may be added to amended or varied from time to time as permitted by this Agreement and comply in all respects with the Regulations (as defined in the Lease) as updated from time to time and produced on behalf of the Lessor as an addition or substitute therefor);

5.4.2	(save to the extent and degree expressly authorised under this Agreement by reason of the approval of the Tenant’s Works) not damage or cause or permit its servants agents or contractors or any other persons to damage the Base Building Works and in particular not to interfere or permit such persons to interfere with or do or permit to be done by any such persons any act or thing which may adversely affect any installation forming part of the Base Building Works and not to make or instruct to be made by any such persons any connections with or to such installation (other than any which form part of the Tenant’s Works) without the prior approval of the Developer to such connections (which approval shall not be unreasonably withheld or delayed)

5.5	Developer’s right to inspect and require remedy

The Tenant shall throughout the period of the carrying out of the Tenant’s Works permit the Developer to inspect the progress and manner of execution of the Tenant’s Works at all reasonable times on reasonable prior notice and subject to the proper safety requirements imposed by the Tenant and/or the Tenant’s Contractors without such inspection causing any undue delay to the Tenant’s programme for the carrying out of the Tenant’s Works and so that (save as expressly required for compliance with the CDM Regulations) no instructions shall be given or represented as made to the persons engaged in carrying out the Tenant’s Works and the Tenant shall procure that any defects, faults or failures to comply in respect of which the Developer serves written notice following such inspection and which the Tenant acting reasonably agrees are defects, faults or failures are remedied and made good at the appropriate time according to the nature of the work in question

5.6	Developer to have no responsibility for Tenant’s Works

The Tenant’s Works shall at all times be at the Tenant’s risk and the Developer shall have no responsibility or liability in respect thereof or be under any obligations to insure the same

5.7	Compliance with the CDM Regulations

The Tenant shall itself, and shall procure that the Tenant’s Consultants and the Tenant’s Contractors and all other parties instructed by the Tenant comply with the CDM Regulations and the Tenant shall execute and deliver to the Health and Safety Executive a declaration in accordance with paragraph 4(4) of the CDM Regulations that it will act as client in respect of the Tenant’s Works for the purposes of the CDM Regulations

6.	ANCILLARY PROVISIONS AS TO TENANT’S WORKS

6.1	As-built Drawings

As soon as practicable after Tenant’s Works Practical Completion the Tenant shall supply to the Developer

6.1.1	a set of as-built drawings showing the works actually carried out by the Tenant together with a set of DWG format CAD discs showing the same and

6.1.2	such information as is necessary to enable the Developer to update the health and safety file for the Building to be kept by the owners of the Building pursuant to the Construction (Design and Management) Regulations 1994 and any subsequent legislation of a similar nature to take account of the Tenant’s Works

6.2	Memorandum of Category A and Category B Works

6.2.1	Within ten (10) Working Days following Tenant’s Works Practical Completion the Tenant shall supply to the Developer a memorandum separately identifying the works of the nature and of no lesser standard (whether or not they are identical) to the MSDF Works whether undertaken by or on behalf of the Developer or the Tenant and the Tenant’s Category B Works (if any) and as soon as practicable thereafter the Developer and the Tenant shall each sign and exchange a memorandum which shall (if necessary to distinguish accurately the Tenant’s Category A Works and Tenant’s Category B Works) annex the relevant marked up or as-built drawings

6.2.2	If the Tenant shall fail to comply with Clause 6.2.1 the Developer may (but shall not be obliged to) prepare such a memorandum itself and the Tenant shall provide the Developer with all necessary access, facilities and information to do so and shall pay the Developer’s costs of doing so on demand

6.3	Licences for Alterations

Within fifteen (15) Working Days of Tenant’s Works Practical Completion the Developer shall execute and deliver to the Tenant the executed Licence and the Tenant shall execute and deliver a counterpart thereof to the Developer and for such purposes the Tenant shall supply to the Developer as soon as practicable after Completion of the Tenant’s Works a specification prepared by or on behalf of the Tenant which shall identify the relevant works insofar as the extent of the same is not apparent from the as-built drawings

6.4	Indemnity

The Tenant shall in respect of the Tenant’s Works and without prejudice to any other obligation on its part herein keep the Developer and/or CWCL fully and effectually indemnified against:-

6.4.1	any breach by the Tenant or its servants agents consultants contractors or any subtenant licensee or occupier of the Demised Premises or those for whom they are respectively responsible of the conditions or requirements imposed or implied by the Licences and any other permission or licence granted (on the application of or on behalf of the Tenant) for or otherwise pursuant to the terms of this Agreement for the execution of the Tenant’s Works and

6.4.2	all claims actions damages demands losses expenses costs and other liabilities whatsoever suffered by the Developer and/or CWCL which arise out of the carrying out of the Tenant’s Works otherwise than in accordance with the terms of this Agreement and will make good forthwith to the satisfaction of the Developer any damage or injury caused by the Tenant (or by anyone for whom the Tenant is responsible) to the Building or to the Base Building Works or other part of the Development Site or to the property of the Developer and/or CWCL or any of their respective servants agents licensees or workmen

6.5	Copy Appointments and Contracts and Provision of Collateral Deeds of Warranty

6.5.1	The Tenant shall procure that there are delivered to the Developer within twenty (20) Working Days of their completion copies of all appointments of Tenant’s Consultants appointed in relation to the Core Works or any part thereof (in each case excluding financial information)

6.5.2	The Tenant shall as soon as reasonably practicable procure the execution and delivery to the Developer of a collateral deed of warranty from each of the Tenant’s Consultants appointed in relation to the Core Works or any part thereof in the form set out in Annexure 6 in each case with non-material variations or pre-agreed permitted amendments as set out in Annexure 7 in such form as the Tenant proposes and the Developer approves, such approval not to be unreasonably withheld or delayed and to have regard to the scale and nature of the services to be provided by the Tenant’s Consultant

6.6	Plans drawings etc

The Developer shall have an irrevocable and assignable non-exclusive royalty free licence (free from any copyright claim and capable of being sub-licensed) to use and reproduce all plans drawings specifications models and other information required to be furnished by the Tenant to the Developer under this agreement but so that the Developer shall use the same only in connection with its obligations pursuant to this Agreement and/or the Lease and the use ownership operation maintenance and alteration of the Building and Demised Premises

7.	CONTRIBUTION TO TENANT’S WORKS

If the Tenant carries out the Tenant’s Works the Developer shall by way of an inducement to enter into the Lease pay to the Tenant the Contribution as a contribution to the cost of the Tenant’s Works such sum to be paid by means of one instalment within ten (10) Working Days following the date of Tenant’s Works Practical Completion and subject to receipt by the Developer of a certificate issued by the Tenant’s Quantity Surveyor (or other appropriate and duly authorised professional advisor) confirming that an amount equal to or greater than the Contribution has been incurred by the Tenant in carrying out the relevant elements of the Tenant’s Works and subject also, if a taxable supply is made, to the receipt by the Developer of a Value Added Tax invoice in respect of such supply.

8.	AGREEMENT AS TO OPERATION OF LANDLORD AND TENANT ACT 1927

8.1	Service of 1927 Act Notice

The Tenant hereby agrees with the Developer that if the Tenant serves a 1927 Act Notice upon the Developer in relation to the Tenant’s Works or any part or parts of them the Tenant shall within twenty-eight (28) days following the service of the 1927 Act Notice or within seven days after determination of the cost (hereinafter called the “Cost”) to the Tenant of the carrying out of the works and alterations the subject of the 1927 Act Notice (time being of the essence) pay to the Developer a sum equal to One hundred and five per cent. (105%) of the Cost

8.2	Determination of Cost

The Developer and the Tenant shall use all reasonable endeavours to agree the Cost but in default of written agreement between them as to the amount of the Cost then either party may at any time following the expiration of a period of fourteen (14) days following the service of the 1927 Act Notice refer the matter for settlement to an Independent Person acting as an expert pursuant to the provisions of Clause

9.	PRACTICAL COMPLETION AND DEFECTS

9.1	Tenant’s Works Practical Completion

The Tenant will notify the Developer promptly of Practical Completion of the Tenant’s Works and promptly provide a copy of the relevant certificate and an opportunity to inspect as soon as practicable following the issue of such certificate

9.2	Re-Commissioning of and Relevant Defects in the Level 2 CAT A Works

9.2.1	NTC have provided to the Developer full details of the M&E Plant and Equipment forming part of the Existing Category A Works which they wish to have re-commissioned (the “Relevant M&E”). As soon as reasonably practical from the date of this Agreement but in any case prior to the commencement of any Tenant’s Works which have or may have an impact on or affect the M&E Plant and Equipment forming part of the Existing Category A Works, NTC shall submit to the Developer for approval (such approval not to be unreasonably withheld or delayed) their proposed methodology for such re-commissioning

9.2.2	NTC shall appoint the Commissioning Engineer to carry out such testing of the Relevant M&E which testing shall be carried out in accordance with the approved methodology

9.2.3	As soon as reasonably practical from the date of this Agreement but in any case within 20 Working Days from the date of this Agreement the Tenant shall procure that a duty of care letter from each of the Commissioning Engineers addressed to the Developer and the appointment of the Commissioning Engineer (in each case in forms acceptable to the Developer (acting reasonably)) are delivered to the Developer

9.2.4	In respect of any re-commissioning to be carried out after the date of this Agreement each of the Commissioning Engineers shall be required to notify both the Developer and the Tenant at least 3 Working Days prior to the carrying out of any testing and will permit the Developer and the Tenant and their respective consultants and/or contractors (but limited to such number of people as is reasonable in the circumstances) to attend such testing and to make representations to which the relevant Commissioning Engineer shall have regard but will not be bound. Any such re-commissioning is to be carried out prior to the commencement of any Tenant’s Works which have or may have an impact on or effect the M&E Plant and Equipment forming part of the Existing Category A Works.

9.2.5	If either party disputes the findings of any of the Commissioning Engineers then either party may require the matter to be referred for determination by an Independent Expert in accordance with clause 17.5 by serving written notice to that effect on the other party within six (6) Working Days of the date of receipt of all of the Commissioning Engineers’ complete findings or, if later, the date upon which the Developer receives the last of the approved methodology for all of the re-commissioning, the duty of care letters from each of the relevant Commissioning Engineers and the appointments of the Commissioning Engineers in accordance with the provisions of clause 9.2.3

9.2.6	If and to the extent that the Commissioning Engineer finds or, if matters are referred for determination by an Independent Expert, if and to the extent it is determined that items of the Relevant M&E do not meet the relevant performance criteria specified in the specification annexed to this Agreement as annexure 3 and the MSDF Works Specification the Developer shall procure that such works as are necessary in order for the Relevant M&E to meet the relevant performance criteria as set out in the specification annexed to this Agreement as annexure 3 and the MSDF Works Specification are carried out as soon as reasonably practicable having regard to the nature of the works and having regard (but without being bound) to the Tenant’s programme for Tenant’s Works as shall have been disclosed to the Developer by the Tenant

9.2.7	If and to the extent that the Developer agrees or the Independent Person acting as an expert in accordance with Clause 17.5 determines that there are defects shrinkages or faults in the Existing Category A Works (other than any part thereof comprising the M&E Plant and Equipment) which manifest themselves in the Existing Category A Works within 358 days from the date of this Agreement then (save to the extent that such defects, shrinkages or faults are the result of the carrying out of the Tenant’s Works) the Developer shall remedy and make good the same as soon as reasonably practicable having regard to the nature of the works and at times agreed with the Tenant as provided in Clause 9.4 and having regard (but not being bound) to the programme for the Tenant’s Works as shall have been disclosed to the Developer by the Tenant

9.3	Relevant Defects in the Base Building Works

If and to the extent there are any Relevant Defects in the Base Building Works the Developer shall use all reasonable endeavours to procure as soon as reasonably practicable having regard to the nature of the works and at times to be agreed with the Tenant as provided in Clause 9.4 that all Relevant Defects in the Base Building Works (if any) shall be remedied and made good

9.4	Access to the Demised Premises to remedy Relevant Defects in the Base Building Works

The Tenant shall permit the Developer and/or its consultants and contractors and all persons authorised by them at all reasonable times during normal working hours (or at any time in the event of emergency) and on giving reasonable prior written notice (consulting with the Tenant as to the timing of entry) to enter the Demised Premises in order to remedy any Relevant Defects in the Base Building Works or any works the Developer is obliged to carry out pursuant to Clause 9.2 and the persons so entering shall comply with Clause 8.17 of the Lease and comply with all reasonable security and safety requirements of the Tenant and the Developer causing as little disruption and damage as is reasonably practicable to the Demised Premises and making good all physical damage whatsoever thereby caused

9.5	Defects Costs in respect of Base Building Works

The Developer shall (subject as set out in Clause 9.7) indemnify the Tenant in respect of any and all Defects Costs in respect of the Base Building Works and shall reimburse the same to the Tenant within ten (10) Working Days of demand

9.6	Defects Costs in respect of the Infrastructure Works

The Developer shall indemnify the Tenant in respect of any and all Defects Costs in respect of the Infrastructure Works and shall reimburse the same to the Tenant within ten (10) Working Days of demand.

9.7	Tenant to notify Developer of Latent Defective Works

9.7.1	Save in the case of emergency, prior to the Tenant incurring any expenditure (provided that this shall not include any claim under the service charge provisions contained in the Lease) which may constitute Defects Costs in respect of the Base Building Works the Tenant shall first notify the Developer of the defect concerned and shall give the Developer a reasonable and proper period (taking into account the nature and effect of the defect and assuming prompt action diligently pursued by the Developer) to inspect and investigate the same

9.7.2	If the Developer acknowledges that the defect is Latent Defective Works and brings forward reasonably acceptable proposals for remedying items and implements the same promptly the Tenant shall allow the Developer and all workmen contractors servants or other persons required by the Developer access to the Demised Premises at reasonable times (or at any time in the event of emergency) for the purpose of making good the Latent Defective Works, subject to clause 8.17 of the Lease and complying with all reasonable security and safety requirements of the Tenant and the Developer causing as little disruption and damage as is reasonably practicable to the Demised Premises and making good all physical damage whatsoever thereby caused

9.7.3	If the Developer fails to comply with its obligations in Clause 9.7.2 the Developer will within ten (10) Working Days of demand and provision of adequate evidence of expenditure reimburse the Tenant the Defects Costs in respect of the Base Building Works

9.7.4	Disputes and differences arising under this Clause 9.7 shall be determined by an Independent Person acting as an expert pursuant to Clause 17.5

9.8	Developer to have no other liability

Subject to remedy or payment as set out in Clauses 9.3, 9.5, 9.6 and 9.7.3 the Developer shall have no other liability to the Tenant under this Agreement for costs, losses, damages and expenses resulting from Latent Defective Works

9.9	Assignment

Notwithstanding the provisions of Clause 20.7 the Tenant shall be entitled to assign the benefit of the provisions of Clauses 9.2, 9.3, 9.5, 9.6, 9.7.3 and 15 to its assignee of the Lease and the Developer shall if so required by the Tenant enter into a deed (at the request and cost of the Tenant) under which the Developer acknowledges to the Tenant’s assignee its obligations under Clauses 9.2, 9.3, 9.5, 9.6, 9.7.3 and 15 such deed to be in a form set out in Schedule 1.

PART 7

INSURANCE

10.	INSURANCE

10.1	Tenant to insure

From the date of this Agreement the Tenant shall insure with an insurer of repute the works to Floor 2 of the Demised Premises undertaken by or on behalf of the Developer prior to the date of this Agreement and which comprise works of the nature of (whether or not they are identical to) the MSDF Works and the Tenant’s Works (so far as the same are from time to time built and excluding Tenant’s furniture and contents) (together being the “Insured Works”) against loss or damage by the Insured Risks in such sum as shall be the full reinstatement cost thereof including amounts representing Value Added Tax, architects’ surveyors’ and other professional fees and expenses incidental thereto and the cost of demolition site clearance and similar expenses

10.2	Restriction on Tenant insuring

Save pursuant to its obligations under this Clause or the Lease the Tenant shall not take out any insurances in respect of the Demised Premises or in respect of any other matters which the Developer is required to insure pursuant to the Lease

10.3	No Variation and Noting

10.3.1	The Tenant shall not vary the terms and conditions of the insurance policy relating to the Tenant’s Works in any material respect without the consent of the Developer (such consent not to be unreasonably withheld)

10.3.2	The Tenant shall procure that the Developer’s interest is either noted or that the Developer is shown as an insured party. If the Developer’s interest is noted the Tenant shall use reasonable endeavours to procure that the insurer shall have agreed to waive all rights of subrogation against the Developer

10.4	Reimbursement of premiums

In the event the Tenant fails to insure the Insured Works in accordance with its obligations pursuant to this Clause the Developer shall be entitled (but not obliged) to insure or cause to be insured the Insured Works (so far as the same are from time to time built and excluding Tenant’s furniture and contents) against the Insured Risks. In the event the Developer so chooses to insure or cause to be insured the Insured Works such insurance shall be in accordance with the provisions of Clause 7.3 of the Lease and the Tenant shall within five (5) days after written demand pay to the Developer the full amount of the sums the Developer expends in effecting insurance pursuant to this Clause for a period from the date hereof until the date of the Tenant’s Works Practical Completion

10.5	Tenant to notify Developer of Reinstatement Value

Prior to the Tenant commencing the Tenant’s Works the Tenant shall notify the Developer of the estimated reinstatement value of such Tenant’s Works including professional fees cost of debris removal and value added tax (such value to be revised as appropriate and the final value at practical completion thereof notified to the Developer as soon as practicable following the date of Tenant’s Works Practical Completion)

10.6	Destruction/damage of Insured Works

If any Tenant’s Works are destroyed or damaged by any of the Insured Risks during the course of construction the Tenant shall reinstate the Tenant’s Works to the Developer’s reasonable satisfaction and in case the insurance moneys shall be insufficient for that purpose the Tenant shall then make up any such deficiency out of its own moneys

10.7	Payment of insurance moneys refused

If the payment of any insurance moneys is refused or reduced as a result of some act or default of the Tenant or the Tenant’s Consultants or the Tenant’s Contractors or any undertenant or other occupier or their respective agents licensees or visitors or others under the control of any of them the Tenant shall pay to the Developer on written demand the amount so refused or reduced except to the extent that it relates to the Tenant’s Works

10.8	Tenant’s obligations

The Tenant shall and shall procure that the Tenant’s Consultants or Tenant’s Contractors or any undertenant or other occupiers or their respective agents licensees or visitors or others under the control of any of them shall:-

10.8.1	not do or omit to do anything that could cause any policy or policies of insurance (details of which have been supplied to the Tenant) in respect of or covering the Demised Premises to become void or voidable wholly or in part nor (unless the Tenant has previously notified the Developer and agreed to pay the increased premium) anything whereby any increased or loaded premium may become payable and the Tenant shall on written demand pay to the Developer such increased premium and tax thereon; and

10.8.2	at all times comply with the terms of such insurance policy or policies the Joint Code of Practice for the Protection from Fire of Construction Sites and all other requirements of the insurers so far as regarding the Tenant’s compliance such requirements are known by the Tenant and relate to the Demised Premises or the conduct of persons using any part of the Buildings or the Development Site

10.9	Notice by Tenant

Following entry to the Building by the Tenant the Tenant shall give notice to the Developer forthwith upon the happening of any event or thing of which it is aware which might affect or give rise to a claim under any insurance policy (details of which have been supplied to the Tenant) relating to the Demised Premises or any other part of the Building

10.10	Benefit of other insurances

If the Tenant shall become entitled to the benefit of any insurance in relation to the Demised Premises or the Building the Tenant shall apply all monies received from such insurance (insofar as the same shall extend) in making good the loss or damage in respect of which the same shall have been received

PART 8

GRANT OF THE LEASE

11.	GRANT OF LEASE, CALCULATION OF RENTS AND OTHER TERMS

11.1	Grant of Lease

11.1.1	On the date hereof the Developer shall cause to be delivered to the Tenant or the Tenant’s Solicitors the Lease executed by the Lessor and Canary Wharf Management Limited (or its successors) and the Tenant (meaning The Northern Trust Company only) shall forthwith execute and deliver the counterpart of it to the Developer released for completion on the date hereof.

11.2	Length of Lease term, Initial Rents, Service Charges and Insurance Rent

The following provisions shall apply (inter alia) to the computation and the commencement date for payment of the rents payable under and the calculation of the commencement and length of the term of the Lease:-

11.2.1	The Term Commencement Date as defined in the Lease shall be 16 May 2005 and the term of the Lease shall be for a period commencing upon the Term Commencement Date and expiry on 31 March 2022

11.2.2	The Initial Rent shall be the aggregate of:-

(a)	SIX HUNDRED AND TWENTY NINE THOUSAND THREE HUNDRED AND SEVENTY POUNDS (£629370) (being thirty five pounds per square foot of Net Internal Area) in respect of the part of the Demised Premises on Floor 2 of the Building.

(b)	SIX HUNDRED AND TWENTY EIGHT THOUSAND NINE HUNDRED AND EIGHTY FIVE POUNDS (£628985) (being thirty five pounds per square foot of Net Internal Area) in respect of the part of the Demised Premises on Floor 1 of the Building;

(c)	THIRTEEN THOUSAND TWO HUNDRED AND SEVENTY FIVE POUNDS (£13,275) (being fifteen pounds per square foot of Net Internal Area) in respect of the storage areas on Floor B3 of the Building;

(d)	TWENTY SEVEN THOUSAND FIVE HUNDRED POUNDS (£27,500) (being two thousand five hundred pounds per car parking space) in respect of the use of 11 car parking spaces in the Building;

each of the amounts in (a) to (d) (inclusive) being deemed to be exclusive of VAT (if any) thereon

11.2.3	The part of the Initial Rent referred to in Clause 11.2.2(a) shall be due and shall commence forthwith on the date 37 months following the Term Commencement Date

11.2.4	The part of the Initial Rent referred to in Clause 11.2.2(b) shall be due and shall commence forthwith on the date 39 months following the Term Commencement Date

11.2.5	The part of the Initial Rent referred to in Clause 11.2.2(c) and (d) shall be due and shall commence forthwith on Term Commencement Date

11.2.6	The insurance rent and service charges as reserved in Clauses 3(b) and 3(c) respectively of the Lease shall be due and shall commence on the Term Commencement Date

11.2.7	The service charge percentages to be inserted in Clause 9.4 of the Lease shall be 17.9387% in respect of the Building Service Charge Percentage and 0.2949% in respect of the Estate Service Charge Percentage

11.2.8	Value Added Tax chargeable by the Developer in respect of supplies made pursuant to the Lease shall be reserved and become payable as rent under the Lease as described in Clause 3 of the Lease

11.3	Rent Review Dates

The Initial Rent will be reviewed in accordance with the provisions of the Lease upwards only every five years, the first review to take place on the fifth anniversary of the Term Commencement Date

11.4	Opinion Letter

The Tenant shall procure the provision to the Developer (or the Developer’s successor in title) on completion of the Lease the Agreements of First Offer and the Licence of a Letter of Opinion in relation to the Lease the Agreements of First Offer and the Licence

11.5	Duty of Care letter

The Developer shall procure the provision to the Tenant at completion of the Lease a duty of care letter in the form attached as Annexure 8 from the Independent Measurer

11.6	Grant of the Car Parking Licence

11.6.1	On the date hereof the Developer shall cause to be delivered to the Tenant or the Tenant’s Solicitors the Car Parking Licence executed by the Lessor (or such other Group Company of the Developer as the Developer shall nominate) (as licensee) and the Tenant shall forthwith execute and deliver the original of it to the Developer on the date hereof. Completion of the Car Parking Licence shall take place simultaneously with completion of the Lease

11.6.2	The Commencement Date (as defined in the Car Parking Licence) shall be 16 May 2005 and the term of the Car Parking Licence shall be for a period commencing upon the Term Commencement Date and expiring 30 March 2022

11.6.3	The Licence Fee (as defined in the Car Parking Licence) shall be TWENTY SEVEN THOUSAND FIVE HUNDRED POUNDS (£27,500) subject to review in accordance with the provisions of the Car Parking Licence

11.6.4	The Licence Fee reserved by the Car Parking Licence shall be due and shall commence to be payable on the Commencement Date (as defined in the Car Parking Licence)

11.6.5	Nothing shall preclude the Developer from entering into an agreement for sublicensing in respect of the whole or any part of the car parking spaces licensed pursuant to the Car Parking Licenses in accordance with clause 4.4 of the Car Parking Licence

11.7	First Offer Agreement

On the date hereof the Developer shall cause to be delivered to the Tenant or the Tenant’s solicitors the First Offer Agreements executed by Canary Wharf Holdings Limited or Heron Quays (HQ4) T1 Limited and Heron Quays (HQ4) T2 Limited (as appropriate) and the Tenant shall forthwith execute and deliver the counterpart of each of them to the Developer. Completion of the First Offer Agreements shall take place simultaneously with the Lease.

12.	TITLE

12.1	Tenant to raise no requisitions

The Lessor’s title to grant the Lease having been deduced to the Tenant prior to the date of this Agreement the Tenant shall raise no objection or requisition in respect of it

12.2	Waiver Letter

On the completion of the Lease, the Developer shall procure from Canary Wharf Investments Limited (or its successors or assigns) a waiver confirming that the Tenant (and its successors in title and assigns and those deriving title under the Tenant and such successors and assigns) shall not be obliged to comply with the obligations on the tenant under the Superior Lease as defined in the Lease and any other lease with any other superior landlord (where such are part of the same group of companies as the Developer)

13.	CONDITIONS AFFECTING THE GRANT OF THE LEASE

13.1	Subjections

The Lease will be granted subject to:-

13.1.1	all charges notices orders directions regulations restrictions and other matters whatsoever arising under the Town and Country Planning Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 the Planning (Consequential Provisions) Act 1990 the Planning and Compensation Act 1991 and any subsequent legislation of a similar nature and the Tenant shall be deemed to accept the Lease with full knowledge thereof and of the authorised use of the Building for the purpose of such Acts and shall not raise any requisition enquiry or objection with regard thereto

13.1.2	the matters contained or referred to in the deeds or documents referred to in the Fifth Schedule to the Lease

13.2	No representations

The Tenant hereby admits that save for this Agreement and its Annexures no representation whether oral or written (save in any written reply to preliminary enquiries given by the Developer’s Solicitors) has been made to the Tenant prior to the execution of this Agreement by or on behalf of the Developer concerning the Development Site or the Building or the Base Building Works or any part of them which has influenced, induced or persuaded the Tenant to enter into or which forms part of this Agreement or of any agreement collateral with this Agreement

13.3	Continuation of Agreement

Notwithstanding the grant of the Lease this Agreement shall continue in full force and effect so long as any of its provisions remain to be performed or observed by the Developer or the Tenant

14.	EXEMPT INFORMATION

14.1	Designation of Leases as an Exempt Information Document

Upon completion of the Lease

14.1.1	The Developer shall supply to the Tenant

(a)	an application to designate the Lease as an exempt information document properly completed and signed by either the Developer or the Lessor in Forms EX1 and EX1A

(b)	a copy of the Lease edited by the Developer certified as a true copy of the original from which copy the prejudicial information has been excluded in the form intended to be the edited information document to be lodged under Rule 136 of the Land Registration Rules 2003

(c)	such other documents as are required to accompany such application in accordance with Rule 136 of the Land Registration Rules 2003; and

(d)	a cheque in the relevant sum payable to HM Land Registry (being the fee payable on the designation application)

14.1.2	the Tenant shall submit to HM Land Registry (with and at the same time as the Tenant’s application to register the Lease) the application forms and other documents referred to in Clause 14.1.1

14.1.3	the Tenant shall not make an application to note this Agreement at HM Land Registry and neither the original nor a copy of this Agreement or any part shall be submitted to the Land Registry unless the Land Registry requires that this Agreement (or any part) is produced and in the event of such requirement the Tenant shall comply with the provisions of Clause 14.3 below in respect of such Agreement

14.2	Solicitor’s undertaking to submit designation application

On or before completion of the Lease, the Tenant will provide the Developer with a written undertaking (given by the Tenant’s solicitors) to submit the Developer’s or Lessor’s application (as the case may be) to designate and other documents in accordance with Clause 14.1.2

14.3	Production of further documents

Without prejudice to the foregoing provisions of this Clause 14:

14.3.1	upon being requested or required by the Land Registry at any time (whether before or after completion of the Lease) prior to 16 May 2007 to produce any further documents which relate to the Demised Premises or its occupation and use and which the Developer the Lessor or a Group Company of the Developer or the Lessor or any one or more of them are a party (whether under rule 17 of the Land Registration Rules 2003 or otherwise) the Tenant:

(a)	shall not submit any documents to the Land Registry without first complying with Clause (b) below

(b)	as soon as practicable after receipt of such request or requirement by the Land Registry shall notify the Lessor (or if relevant the Lessor’s successor) in writing of the same and supply details of each document which is to be submitted to the Land Registry and shall notify the Lessor (or its successor) of the date prior to which the Lessor (or its successor) may require the Tenant to make a Further Designation Application in accordance with Clause 14.3.2 in relation to such documents (which date shall not be earlier than 10 Working Days after the date of receipt by the Lessor (or its successor) of such notification (save where the Tenant (acting properly and reasonably) shall at the same time specify that the request is urgent in which case the date shall not be earlier than 5 Working Days after the date of receipt of such notification)

(c)	shall at the Lessor’s (or if relevant the Lessor’s successor) expense comply with the Lessor’s (or if relevant the Lessor’s successor) reasonable instructions as to the submission of each document as required under Clause 14.3.2 below received prior to the date specified pursuant to clause 14.3.1(b) above

14.3.2	As soon as reasonably practicable upon receiving the Tenant’s notification pursuant to Clause 14.3.1(b) above, the Lessor (or if relevant the Lessor’s successor in title) may

(a)	specify in writing to the Tenant details of each document which is to be submitted to the Land Registry in respect of which the Lessor (or its successor) requires that the Tenant shall lodge the Lessor’s (or if relevant the Lessor’s successor in title) application for designation as an exempt information document under Rule 136 of the Land Registration Rules 2003 (a “Further Designation Application”)

(b)	supply to the Tenant completed Forms EX1 and EX1A together with a copy of each such document referred to in Clause 14.3.2 above edited by the Lessor (or if relevant the Lessor’s successor in title) certified as a true copy of the original from which copy the prejudicial information has been excluded

(c)	specify in writing to the Tenant details of each document which may be submitted to the Land Registry without a designation application

(d)	supply to the Tenant a cheque payable to the Land Registry for the requisite Land Registry fees payable in respect of designation applications

15.	LEVEL 4 LEASE SURRENDER OPTION

15.1	In consideration of ONE POUND (£1.00) paid by the Tenant to the Developer (the receipt whereof is hereby acknowledged) the Developer hereby grants to the Tenant the Option to call for the surrender of the Level 4 Lease during the Option Period.

15.2	The Option shall be exercisable by the Tenant completing and executing as a deed the Option Notice and delivering it to the Developer at any time during the Option Period (in accordance with the provisions of this Agreement).

15.3	Upon service of an Option Notice the Developer shall be bound to procure and the Tenant shall be bound to accept the surrender of the Level 4 Lease with effect from the Surrender Completion Date.

15.4	On the Surrender Completion Date:

15.4.1	the Developer shall procure that the Deed of Surrender duly executed by the tenant pursuant to the Level 4 Lease is delivered to the Tenant’s Solicitors and the Tenant shall procure that the landlord pursuant to the Level 4 Lease shall execute and deliver to the Developer’s Solicitors the counterpart of the Deed of Surrender together with a Letter of Opinion

15.4.2	the rents payable pursuant to the Level 4 Lease shall be apportioned as follows:

15.4.2.1	Up to and including the Surrender Completion Date all rents and other monies due under the Level 4 Lease remain payable

15.4.2.2	On the Surrender Completion Date the Developer shall procure that the tenant pursuant to the Level 4 Lease shall pay to the landlord pursuant to the Level 4 Lease the due proportion of any rents and other monies due under the Level 4 Lease and remaining unpaid at the Surrender Completion Date attributable to any period up to and including the Surrender Completion Date

15.4.2.3	On the Surrender Completion Date the Tenant shall procure that the landlord pursuant to the Level 4 Lease shall reimburse to the tenant pursuant to the Level 4 Lease the due proportion of any part of the rent service charge rent and insurance rent reserved by the Level 4

Lease attributable to any period after the Surrender Completion Date (save that in relation to the rent payable pursuant to Clause 3(a) of the Level 4 Lease the Tenant shall procure that the landlord pursuant to the Level 4 Lease shall reimburse to the tenant pursuant to the Level 4 Lease the due proportion of such rent paid in respect of any period from (and including) 1 October 2006)

15.4.2.4	Any reimbursement in accordance with clause 15.4.2.3 of annual sums payable in instalments shall be determined in accordance with the following formula:

                AxB

                365

where A is the annual sum and B is the number of days from but excluding the effective date of apportionment down to the end of the quarter (or other period in respect of which instalments are payable) during which that date falls

15.4.2.5	In making any apportionment under this Clause 15.4.2 it is to be assumed that the tenant pursuant to the Level 4 Lease is tenant of the Property (and is therefore under an obligation to pay the rents and other monies due under the Level 4 Lease) until the end of the effective date of apportionment

15.5	In the event of the exercise of the Option the Developer shall continue to pay to the Tenant (or its successor as landlord pursuant to the Level 4 Lease) the relevant proportion of any unpaid rent payable pursuant to clause 3(a) of the Level 4 Lease which would have been payable in respect of the period from the Surrender Completion Date to 1 October 2006 on the relevant payment dates as if the Level 4 Lease had not been surrendered and shall indemnify the Tenant (or its successor as landlord pursuant to the Level 4 Lease) in respect of any failure to comply with its obligations pursuant to this clause.

15.6	It is a condition to the grant of the Option to call for the surrender of the Level 4 Lease that notwithstanding the provisions of the Level 4 Lease the tenant pursuant to the Level 4 Lease shall not be obliged to put the premises demised by the Level 4 Lease into no less a standard of finish than they would have been in if they had been constructed to the standard detailed in the MSDF Works Specification and the Tenant shall procure that it’s successors in title (if any) shall be bound by the provisions of this clause. The Developer shall procure that the tenant pursuant to the Level 4 Lease shall yield up the premises demised pursuant to the Level 4 Lease in as good a state of repair and condition as they are in at the date of this Agreement

15.7	The Developer shall by way of an inducement to the Tenant to serve the Option Notice pay to the Tenant the sum of SIX HUNDRED AND TWENTY NINE THOUSAND THREE HUNDRED AND SEVENTY POUNDS (£629,370) such sum to be inclusive of any Value Added Tax which may be chargeable at any rate and such sum to be paid by means of one instalment on the Surrender Completion Date subject, if a taxable supply is thereby made, to the receipt by the Developer of a Value Added Tax invoice in respect of such supply.

15.8	Notwithstanding the provisions of this Clause 15 nothing will prevent the underletting, assigning charging or other dealings in respect of the tenant’s interest in the Level 4 Lease in accordance with the terms of the Level 4 Lease provided that any such dealing would not prevent the Developer from complying with the terms of this clause 15.

15.9	The Option shall lapse if an Option Notice has not been validly served in the Option Period.

15.10	Time is of the essence for the purpose of the time period in this Clause 15.

PART 9

TAX

16.	VALUE ADDED TAX

16.1	Payment of VAT

Where, pursuant to the terms of this Agreement, the Developer (for the purposes of this Clause 16.1, being the “Supplier”) makes or is deemed to make a supply to the Tenant (for the purposes of this Clause 16.1, being the “Recipient”) for Value Added Tax purposes and Value Added Tax is or becomes chargeable on such supply, the Recipient shall on demand pay to the Supplier (in addition to any other consideration for such supply) a sum equal to the amount of such Value Added Tax and the Supplier shall provide the Recipient with a Value Added Tax invoice in respect of such supply

16.2	Reimbursement of VAT

Where, pursuant to the terms of this Agreement, the Developer (for the purposes of this Clause 16.2, being the “Payer”) is required to pay, repay or reimburse the Tenant (for the purposes of this Clause 16.2, being the “Payee”) for any cost, fee, charge, disbursement or expense (or any proportion of it), the Payer shall also reimburse the Payee for any part of such cost, fee, charge, disbursement or expense (or proportion of it) which represents Value Added Tax, save to the extent that the Payee is entitled to credit or repayment in respect of such Value Added Tax from HM Customs & Excise

16.3	No election by Developer

The Developer hereby warrants that it has not made and will not make prior to completion of the Lease an election to waive exemption from VAT pursuant to paragraph 2 of Schedule 10 to the Value Added Tax Act 1994 which has effect in relation to the Site or either of the Buildings. For the purposes of this Clause 16.3, references to the Developer making an election to waive exemption from VAT shall be deemed to include references to a “relevant associate” of the Developer (as that term is defined for the purposes of Schedule 10 to the Value Added Tax Act 1994)

PART 10

DISPUTES, NOTICES AND SENIOR MANAGERS

17.	DISPUTES

17.1	Reference to Independent Person

If any dispute or difference shall arise between the parties to this Agreement as to the construction or meaning of this Agreement or their respective rights, duties and obligations under this Agreement or as to any matter arising out of or in connection with the subject matter of this Agreement such dispute or difference shall (unless this Agreement otherwise expressly provides) if any party to this Agreement so requires at any time by notice served on the others (the “Determination Notice”) be referred to and determined by an independent person (the “Independent Person”) who shall have been qualified in respect of the general subject matter of the dispute or difference for not less than ten (10) years and who shall be a specialist in relation to such subject matter

17.2	Appointment of Independent Person

The Independent Person shall be appointed by agreement between the parties to this Agreement or (if within ten (10) Working Days after service of the Determination Notice the parties have been unable to agree) on the application of any of the parties by such one of the following persons as the parties shall agree to be appropriate having regard to the nature of the dispute or difference in question:-

17.2.1	the Chairman for the time being of the Bar Council

17.2.2	the President for the time being of the Royal Institute of British Architects

17.2.3	the President for the time being of the Royal Institution of Chartered Surveyors

17.2.4	the President for the time being of the Chartered Institute of Arbitrators

17.2.5	the President for the time being of the Institute of Chartered Accountants in England and Wales

17.2.6	the President for the time being of the Law Society

or (in each such case) the duly appointed deputy of such President or any other person authorised by him to make appointments on his behalf

17.3	Failure to agree Independent Person

If within fifteen (15) Working Days after service of the Determination Notice the parties have been unable to agree which of the persons referred to in Clause 17.2 is appropriate to appoint the Independent Person then the Independent Person shall be appointed on the application of any of the parties by the President for the time being of the Law Society or his duly appointed deputy or any other person authorised by him to make appointments on his behalf

17.4	Independent Person to act as arbitrator

Except as mentioned in Clause 17.5 any person appointed under this Clause shall act as an arbitrator in accordance with the provisions of the Arbitration Act 1996 and shall have the power to order a provisional award but the parties agree that any arbitrator appointed under this clause shall not have the powers set out in Section 48(5) of the Arbitration Act 1996 and shall not be entitled to order the rectification setting aside or cancellation of this Agreement or any part of it

17.5	Independent Person to act as an expert

Whenever the parties have agreed in writing prior to his appointment that the Independent Person to be appointed under this Clause 17 shall act as an expert or this Agreement expressly so provides then the following provisions shall have effect:-

17.5.1	the Independent Person shall act as an expert and not as an arbitrator and his decision shall be final and binding upon the parties to the dispute

17.5.2	the Independent Person shall consider (inter alia) any written representations made on behalf of any party (if made reasonably promptly) but shall not be bound thereby

17.5.3	the Independent Person shall be independent and shall act impartially and fairly between the parties

17.5.4	the parties to this Agreement shall use all reasonable endeavours to procure that the Independent Person shall give his decision as speedily as reasonably possible

17.5.5	the parties hereby consent to any hearing in connection with any such independent determination not being held in public and the decision of the Independent Person not being pronounced in public

17.5.6	the costs of appointing the Independent Person and his costs and disbursements in connection with his duties under this Agreement shall be shared between the parties to the dispute in such proportion as the Independent Person shall determine or in the absence of such determination then equally between the parties and

17.5.7	if the Independent Person shall be or become unable or unwilling to act then the procedure contained in this Clause 17.5 for the appointment of an expert may be repeated as often as necessary until a decision is obtained

18.	NOTICES

18.1	Service of Notices

Save as provided in Clause 18.2, any notice, approval, election or other communication given or made in accordance with this Agreement shall be in writing and shall be:-

18.1.1	sent by registered (or its then equivalent) or recorded delivery post to the relevant party at such party’s Address and if so sent shall be deemed to have been delivered, given or made on the date occurring 72 hours after the date it was sent; or

18.1.2	shall be personally delivered to the relevant party at such party’s Address as defined in Clause 18.1 and if so delivered shall be deemed to have been delivered given or made on the date of delivery; or

18.1.3	Notices to the Developer shall be marked for the attention of Michael Ashley-Brown Esq at Canary Wharf Group plc One Canada Square Canary Wharf London E14 5AB with a further copy sent to The Company Secretary at Canary Wharf Group plc One Canada Square Canary Wharf London E14 5AB

18.1.4	Requests and notices to the Tenant shall be marked for the attention of Paul Dunn c/o The Northern Trust Company 50 Bank Street Canary Wharf London E14 with further copies sent to Wilson Leech and David Knapp each of The Northern Trust Company aforesaid and the Tenant’s Solicitors until such time as any change in addressee for this purpose shall be notified to the Developer

18.2	Senior Managers’ Notices

The parties to this Agreement agree that any notice, approval, election or other communication given or made in accordance with this Agreement and relating to (i) the approval of the Tenant’s Works and/or (ii) the re-commissioning of the Existing Category A Works need only be served upon any of the receiving party’s Senior Managers or the addressee referred to in Clause 18.1 pursuant to the provisions of Clause 18.1

19.	SENIOR MANAGERS

19.1	Designation of Senior Managers

The Developer and the Tenant each shall by notice in writing given to the other party from time to time designate not more than three (3) senior managers (each being herein referred to as a “Senior Manager” which expression shall include any persons appointed in place of the initial persons so designated) each of whom shall have authority to represent the relevant party for the purposes of any negotiations or discussions between the Developer and the Tenant, to approve all matters requiring the approval of the relevant party pursuant to this Agreement and to have involvement at the necessary times in the performance of the obligations contained in this Agreement and all matters associated or ancillary thereto at all relevant times for so long as any provision of this Agreement remains to be performed

19.2	Identity of Senior Managers

It is hereby acknowledged that the Developer has designated John Pagano and Tony Jordan and that the Tenant has designated Nick Goodwin of Harrington Consulting c/o The Northern Trust Company aforesaid and David Knapp of The Northern Trust Company as aforesaid as their respective Senior Managers and that no further designation of a Senior Manager is required to be made by either the Developer or the Tenant and the Developer and the Tenant respectively covenant for the benefit of the other to use reasonable endeavours to ensure that one or more of the individuals named in this Clause 19.2 as a Senior Manager for the relevant party shall remain designated as a Senior Manager until the date which is twelve months after the date of Tenant’s Works Practical Completion

19.3	Reliance upon Senior Managers

The Developer and the Tenant each acknowledges and represents to the other that the other may rely upon the directions of any one or more of its Senior Managers and that each such person has authority to act on behalf of the Developer or the Tenant (as the case may be) and to bind the Developer or the Tenant (as the case may be) in connection with this Agreement. Without prejudice to the generality of the foregoing written approvals and notices signed by a Senior Manager of the Developer or the Tenant (as appropriate) shall bind the relevant party for the purposes of this Agreement. Directions and other communications given to or received from any one or more of the Senior Managers shall be deemed given to and received from all of the Senior Managers

19.4	Change of Senior Managers

The Developer and the Tenant may by written notice to the other at any time hereafter change its designation of any of the Senior Managers appointed by it with effect from the date of such notice

PART 11

GENERAL PROVISIONS

20.	GENERAL PROVISIONS

20.1	Invalidity of Certain Provisions

If any term of this Agreement or the application of it to any person or circumstances shall to any extent be invalid or unenforceable the same shall be severable from the remainder of this Agreement and the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by the law

20.2	Proper Law and Jurisdiction

This Agreement shall be governed by and construed in accordance in all respects with English law and (without prejudice to Clause 17) the parties to this Agreement hereby submit to the non-exclusive jurisdiction of the High Court of Justice of England in relation to any claim dispute or difference which may arise under this Agreement and in relation to the enforcement of any judgement rendered pursuant to any such claim dispute or difference and for the purpose of Part 6.15 of Civil Procedure Rules 1998 the Tenant and the Developer hereby irrevocably agree that any process may be served on any of them by leaving a copy of it at the relevant party’s Address

20.3	Social Contract Provisions

The Tenant acknowledges that the Developer has drawn the attention of the Tenant to the desirability of:-

20.3.1	recruiting employees who reside in the Docklands area, advertising of job vacancies in the local press and the notification of vacancies to The Docklands Recruitment Centre who are located at 316 Poplar High Street London E14 0BB (Telephone: 020 7364 1118) and the Local Business Liaison Office who are located at 5th Floor One Canada Square Canary Wharf London E14 5AB (Telephone: 020 7537 5123/5124);

20.3.2	patronising tradesmen, suppliers, retailers and other businesses who carry out business in the Docklands area; and

20.3.3	the fostering of training facilities for residents of the Docklands area to secure as many people as may be practical to be suitably qualified for the range of job opportunities being created at the Development Site

20.4	Environmental Considerations

The Tenant acknowledges that the Developer has drawn the attention of the Tenant to the desirability of a safe and environmentally aware approach to selection of materials and constructions methods and the Tenant shall use reasonable endeavours to ensure that:-

20.4.1	timber is accompanied by paperwork demonstrating “chain of custody”, including the relevant certificate number supplied by the Forestry Stewardship Council (or an equivalent internationally recognised, globally applicable, independent certification scheme for good forest management) and that in the case of tropical hardwoods the specific criteria given in the BREEAM 2002 Clause G20/160 are satisfied

20.4.2	site applied wood preservative, where it is not possible to treat the timber before delivery to site, is in compliance with the relevant publications of the British Standards Institute, the Health and Safety Executive (“HSE”) and the British Wood Preservation & Damp Proofing Association and with the guidance contained in the publication Good Practice in the Selection of Construction Materials; and

20.4.3	limits set from time to time by the HSE and the levels given for Medium Density Fibreboard (BS EN 622:1997), particleboard (BS EN 312:1997) and solid wood panels (draft BS 98/107284 DC) are complied with

20.5	Confidentiality Provisions

20.5.1	None of the parties to this agreement shall without the prior written consent of all the other parties to this agreement disclose or publish to any third party (“Disclosure”) or make public announcement of wilfully or negligently permit or cause Disclosure of any financial or other details whatsoever naming the parties hereto or otherwise relating to the transaction hereby effected except:-

(a)	any particular extracts or details which must be the subject of Disclosure to comply with any Stock Exchange or any statutory requirements or the lawful requirements of any regulatory, governmental or official body

(b)	to group companies or professional advisers of each of the parties who need to know such details and who have first agreed to be bound by the provisions of this Clause 20.5

(c)	to the extent necessary to comply with any legal obligation or legal requirement

(d)	to the extent necessary to comply with or give effect to the terms of this agreement

(e)	to the Inland Revenue or any other governmental, public or official body for taxation, rating or registration purposes

(f)	to the extent they are already in the public domain, otherwise than as a result of a breach of this Clause 20.5

(g)	that the Developer shall be entitled to issue a press release announcing this agreement in a form which has been approved by the Tenant (such approval not to be unreasonably withheld)

20.5.2	This Clause 20.5 shall remain in effect until the expiry of a period of three (3) years from date hereof

20.5.3	This Clause 20.5 shall not apply to Disclosure by or on behalf of any party to this Agreement to any third parties and/or their professional advisers in pursuance of rent review arbitrations or determinations or negotiations or legal proceedings adjudications or other bona fide negotiations or dealings with and/or relating to the Development Site and/or the Building or any part thereof (including for the avoidance of doubt disclosures by the Developer to any financier or the mortgagee or prospective financier or mortgagee of the Development Site and/or Building or any part of them) or the disposal of or acquisition of an interest in the whole or any part of the relevant party or any Group Company of the relevant party or any financing by the relevant party or any Group Company of the relevant party or any Disclosure to any insurers or prospective insurers of the Development Site and/or Building or any part of them or works in connection with or items on the same

20.6	Limitation of the Developer’s Liability

The obligations and liabilities of the Developer under this Agreement (other than to grant the Lease) are personal and shall not bind successors in title and any covenants on the part of the Developer which would otherwise be implied by law are hereby expressly excluded

20.7	Assignment of this Agreement

The benefit of this Agreement shall be personal to the Tenant and shall be non-assignable by it save to the extent permitted pursuant to Clause 9.9

20.8	Interest on Late Payments

If and so often as any of the sums payable hereunder by the Tenant to the Developer or by the Developer to the Tenant shall be unpaid after becoming due and payable the party from whom such payment shall be due shall pay on demand interest on such unpaid sums from the due date until payment in cleared funds at the Interest Rate

20.9	Further Assurance

Each of the parties to this Agreement hereby agrees to do or cause to be done all acts and things and enter into any deed or document, either severally or jointly with third parties, which the Tenant or the Developer may reasonably consider necessary or desirable to give effect to this Agreement

20.10	Terms of Contract and Incorporation of other Agreements

20.10.1	The parties acknowledge that:-

(a)	this Agreement;

(b)	the Annexures;

(c)	any plan, inventory or agreed form of document annexed to this Agreement or signed or initialled for identification with, and on the entering into of, this Agreement (whether individually or as part of a bundle or volume so signed or initialled); and

(d)	any additional provision or variation of any term of this Agreement agreed in writing between the parties (or, with their authority, their respective solicitors) on the entering into of this Agreement (any such additional provision or variation being incorporated into this Agreement by this provision)

contain all of the terms of the contract between them for the construction of the Demised Premises forming part of the Building to be constructed on the Site and the leasing of them to the Tenant

20.10.2	To the extent necessary to ensure the legal validity of this Agreement there are incorporated in this Agreement the Car Parking Licence and First Offer Agreements dated today’s date made between the Developer (1) the Tenant (3)

20.11	Modifications of Agreement

No modification, alteration or waiver of any of the provisions of this Agreement, except as otherwise provided in it, shall be effective unless the same is in writing and signed by the party against which the enforcement of such modification, alteration or waiver is sought

20.12	No Waiver

The failure of any party at any time to require performance by any other party of any provision of this Agreement shall in no way affect the right of such party to require performance of that provision

20.13	Merger of Prior Agreements

This Agreement, the documents incorporated in this Agreement and the Annexures contain the entire agreement between the parties relating to the transactions contemplated by it or them and all other prior or contemporaneous agreements, understandings, representations and statements, whether oral or written relating to the transactions so contemplated, are merged in this Agreement

20.14	Costs

It is hereby agreed that each party to this Agreement shall bear its own costs in connection with the drafting, negotiation and completion of this Agreement and the transactions contemplated by it

20.15	Third Party Rights

20.15.1	Subject to clause 20.15.2 of this Agreement a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act

20.15.2	The parties agree and the Tenant hereby acknowledges that CWCL shall have the benefit of and shall be entitled to enforce the provisions of clause 6.4 of this Agreement

IN WITNESS whereof the parties have executed this Agreement as a deed and intend the same to be delivered on the day and year first before written

SCHEDULE 1

(Form of Deed of Acknowledgement of certain Developer’s obligations to be provided in respect of each Lease)

THIS DEED is made

BETWEEN:-

(1)	HERON QUAYS PROPERTIES LIMITED (Company Registration Number 2276627) whose registered office is at One Canada Square Canary Wharf London E14 5AB (hereinafter called “the Developer”); and

(2)	[ ] (hereinafter called the “Assignee”)

(3)	CANARY WHARF HOLDINGS LIMITED (Company registration number 2798284) whose registered office is at One Canada Square Canary Wharf London E14 5AB (hereinafter called the “Developer’s Surety”)

WHEREAS

(A)	Pursuant to Clause 4.21 of the Underlease (as hereinafter defined) the Tenant has assigned the benefit of the Underlease to the Assignee and the Tenant has further assigned the benefit of the Agreement for Lease to the Assignee

(B)	Pursuant to the Agreement for Lease (as hereinafter defined) the Developer has agreed to acknowledge that their respective obligations under the Agreement for Lease continue to subsist for the benefit of the Assignee

NOW THIS DEED WITNESSETH:

1.	In this Deed where the context otherwise requires the following words and expressions shall have the meanings hereunder assigned to them

“Agreement for Lease” means an agreement for lease dated [                    ] made between the Developer (1) The Northern Trust Company (2) and the Developer’s Surety (3) in relation to B3 and Floors 1-2 HQ-4 Canary Wharf London E14

“the Tenant” means The Northern Trust Company

“the Underlease” means a lease dated [                    ] made between the Developer (1) Canary Wharf Management Limited (2) and the Tenant (3) in relation to B3 and Floors 1-2 HQ-4 Canary Wharf London E14

2.	The Developer hereby acknowledges (for the purposes of enforcement) that with effect from [ ] references to the Tenant in the Agreement for Lease shall be deemed to be references to the Assignee and that the Assignee (in substitution for the Tenant) shall be entitled to rely upon and enforce the terms of the Agreement against the Developer to the same extent as the Tenant would have been so entitled

IN WITNESS whereof the parties have executed this Deed as their deed the day and year first above written

Executed as a Deed by	)
HERON QUAYS PROPERTIES LIMITED]	)
acting by:-	)
Director

Director/Secretary

The Common Seal of	)
[ASSIGNEE] was hereunto	)
affixed in the presence of:-	)

Director

Secretary

SCHEDULE 2

(Form of Licence re Tenant’s Works)

THIS LICENCE is made the    day of            Two thousand

BETWEEN (1) the Developer and (2) the Tenant

WITNESSETH as follows:-

1.	IN this Licence save where the context otherwise requires the following words and expressions have the meanings hereunder assigned to them:-

1.1	“Developer” and “Tenant” respectively mean the parties whose name and registered office are set forth in the First Schedule and their successors in title

1.2	“Premises” means the premises described in the Second Schedule

1.3	“Lease” means the lease of the Premises made between the parties hereto and dated [ ] for a term of [ ] years from [ ]

1.4	“Drawings” means the drawings specified in Part 1 the of Third Schedule copies of which are annexed to this Licence

1.5	“Specifications” means the specifications specified in Part 2 of the Third Schedule copies of which are annexed to this Licence

1.6	“Works” means the alterations to the Premises carried out in conformity with the Drawings and Specifications

2.	THE Developer has granted to the Tenant licence and consent for the carrying out of the Works

3.	THE Tenant covenants with the Developer:-

3.1	to pay any increased insurance premiums together with any insurance premium tax thereon that may be occasioned by reason of the Works

3.2	to comply with clause 4.10 of the Lease in respect of the Works

4.	IT is agreed and declared that:

4.1	The covenants on the part of the Tenant and the conditions contained in the Lease shall take effect subject to and with the benefit of this Licence

4.2	The proviso for re-entry in the Lease shall be exercisable on breach of any of the covenants in this Licence on the part of the Tenant as well as on the happening of any of the events mentioned in the said proviso

4.3	Save as varied by this Licence the covenants and conditions in the Lease shall remain in full force and effect

5.	Proper Law and Jurisdiction

This Licence shall be governed by and construed in accordance in all respects with English law and the parties to this Licence hereby submit to the non-exclusive jurisdiction of the High Court of Justice of England in relation to any claim dispute or difference which may arise under this Licence and in relation to the enforcement of any judgement rendered pursuant to any such claim dispute or difference and for the purpose of Part 6.15 of Civil Procedure Rules 1998 the Tenant and the Developer hereby irrevocably agree that any process may be served on any of them by leaving a copy of it at the relevant party’s Address

IN WITNESS whereof the parties hereto have executed this Licence as a deed and intend the same to be delivered on the day and year first above written

THE FIRST SCHEDULE

(The Parties)

(a)	“the Developer”	:
whose registered office is at
(b)	“the Tenant”	:
whose registered office is at

THE SECOND SCHEDULE

(The Premises)

THE THIRD SCHEDULE

PART 1

(The Drawings)

Number	Title	Prepared by

PART 2

(The Specifications)

Executed as a Deed by	)
[Developer] acting by:-)

Director

Secretary

Executed as a Deed by	)
[Tenant] acting by:-)

Director

Secretary

SCHEDULE 3

Method Statement Matters

1.	details of the professional team and contractors for the design and carrying out of each part of the Tenant’s Works

2.	details of the proposed construction schedule for the Tenant’s Works

3.	proposals for the liaison, co-ordination and co-operation between the Developer and the Tenant’s Consultants and the Tenant’s Senior Managers (as defined in Clause 19) and the Tenant’s Contractors and the Tenant’s Representative

4.	proposals for the means and times of access to the proposed Tenant’s Work Areas and other parts of the Building and the Site and the restrictions and regulations relative to such access

5.	proposals for the date and times of delivery to the Site of materials and equipment intended for incorporation or use in the Tenant’s Works

6.	proposals for the storage on-site of the materials and equipment intended for incorporation in the Tenant’s Works

7.	proposals for the method by which, on a regular basis, surplus materials and refuse and rubbish of the Tenant, its contractors, servants and agents are to be removed from the areas of the Development Site, the Site and the Building to which such persons shall have access to the areas reasonably and properly designated by the Developer as collection points or to areas outside the Development Site

8.	proposals for keeping free and unobstructed all escape routes in relation to the Building and procuring that all vehicles visiting the Building in connection with the Tenant’s Works go directly to the unloading points designated in writing to the Tenant for such purpose from time to time by the Developer and leave the Building, the Site and the Development Site promptly upon unloading being completed to the extent reasonably able to do so

9.	proposals complying in all respects with the requirements and procedures of the Developer notified in writing to the Tenant in respect of the delivery of materials for use in connection with the Tenant’s Works including the days and hours on and within which deliveries may be made

10.	where appropriate proposals for consulting and thereafter complying in all proper respects with the proper requirements of the police and all relevant statutory authorities in respect of the delivery of materials for use in connection with the Tenant’s Works

11.	proposals for complying in all respects with the safety and floor loading requirements of the Developer notified in writing to the Tenant in respect of the storage of materials in connection with the Tenant’s Works

12.	proposals for complying in all respects with the requirements of the Developer notified in writing to the Tenant in respect of the security and protection of the Building and the Site and make arrangements satisfactory to the Developer for the security and protection of the Tenant’s Works and the materials being used in relation to the same

13.	proposals for complying in all respects with the CDM Regulations, with legislation in respect of Safety Health and Welfare and the reasonable safety requirements of the Developer

14.	proposals for complying in all reasonable respects with the reasonable requirements and procedures of the Developer promulgated and notified in writing to the Tenant from time to time in respect of security industrial relations and hours of working

15.	proposals for not obstructing or causing or permitting or suffering to be obstructed (save during the proper carrying out of any part of any Tenant’s Works to the same) the means of access to:

15.1	the vertical surfaces of the remainder of the Base Building Works;

15.2	plant machinery and equipment installed as part of the remainder of the Base Building Works;

15.3	any service ducts and risers;

15.4	any part of the Building, the Site and the Development Site

16.	proposals for keeping noise levels to a minimum so as not to cause nuisance to any occupiers of the remainder of the Development Site

SCHEDULE 4

Option Notice

Canary Wharf Group plc

One Canada Square

Canary Wharf

London

E14 5AB

FAO: Mr Michael Ashley-Brown

Date

To	HERON QUAYS PROPERTIES LIMITED

Re Floor 3 of a new building on Parcel HQ4 Canary Wharf London El4

We THE NORTHERN TRUST COMPANY:

(a)	refer to the option to call for a surrender pursuant to clause 15 of the Agreement for Lease dated [ ] and made between HERON QUAYS PROPERTIES LIMITED (1) and THE NORTHERN TRUST COMPANY (2) and CANARY WHARF HOLDINGS LIMITED (3) relating to inter alia the above property (“the Agreement for Lease”)

(b)	hereby give you notice that we exercise the Option contained in the Agreement for Lease and require you to procure that the Level 4 Lease is duly surrendered in accordance with the provisions of the Agreement for Lease

(c)	enclose a Letter of Opinion (as defined in the Agreement for Lease)

Executed as a Deed by	)
THE NORTHERN TRUST	)
COMPANY by:	)

Authorised Signatory

Authorised Signatory

cc:	The Company Secretary, Canary Wharf Group plc

Berwin Leighton Paisner (Ref: RMAC/CSC)

Executed as a Deed by	)
HERON QUAYS PROPERTIES LIMITED	)
acting by	)

/s/ Peter Anderson
Director

/s/ John Garwood
Secretary

Executed as a Deed by	)
CANARY WHARF HOLDINGS LIMITED	)
acting by	)

/s/ Peter Anderson
Director

/s/ John Garwood
Secretary

NORTHERN TRUST

BUILDING HQ4

“SHELL & CORE”

OUTLINE SPECIFICATION

CANARY WHARF CONTRACTORS LIMITED

4th May 2005

1.	GENERAL

1.1	Location

The site of the building is at the Canary Wharf Development on the Isle of Dogs in the London Borough of Tower Hamlets.

1.2	The Base Building

The base building is finished to shell standard only and consists of structural frame, floors, external enclosure, vertical ducts and shafts and internal walls enclosing public areas. Site work within parcel limits includes paving, landscaping and utilities and services to the building. Distribution of services within the building are provided from mechanical and electrical plant rooms and extends to the office accommodation via vertical risers and terminated at each floor adjacent to the shaft and/or plant room wall.

The Base Building includes the following:

a.	Public entry lobbies.

b.	Security guard desk in the main entry lobby.

c.	Office directory boards.

d.	Passenger, goods and fire fighters lifts to all office floors.

e.	Toilet facilities on each office floor.

f.	Cleaners’ room with mop sink on each office floor.

g.	Core walls and doors between, and enclosing, public and service spaces.

h.	Emergency escape stairs to statutory requirements.

i.	Shaft and riser enclosures for mechanical, plumbing, electrical and accommodation of Telecommunications services.

j.	Drylining prepared for painting at all perimeter enclosing walls and perimeter columns facing into the office areas.

k.	Drylining prepared for painting to tenant faces of stair and core enclosures facing into the office areas.

l.	Walls of stairs, plant rooms and services are painted masonry or drylining

m.	Mechanical plant rooms housing fans for air distribution, chillers and pumps.

n.	Electrical equipment rooms housing transformers, switchgear and emergency power generators as required under statutory regulations.

o.	Fire fighting and life safety system equipment to statutory requirements.

p.	Building maintenance and management offices.

q.	Lavatories, shower and locker facilities for building management and maintenance personnel

r.	Systems to secure the building from the exterior.

s.	Window cleaning and external maintenance system.

t.	Exterior building lighting.

u.	Statutory Signage.

v.	Loading and unloading dock, plus car parking with automatic gates and signs.

w.	Comprehensive building management system for Base Building equipment.

1.3	The Base Building complies with all relevant Statutory Regulations, Building Acts, Building Regulations, British Standards and the British Standard Codes of Practice as appropriate.

1.4	The office population is based on 1 person per 10m2. Escape doors and staircases are 1100mm wide.

2.	EXTERNAL FINISHES AND LANDSCAPING

2.1	Plaza and Walkways

a.	The Plaza and Walkway areas are finished with patterned paving of natural stone, precast or brick paviours, with drainage as necessary.

b.	The Plaza and Walkway areas have a waterproof membrane and are insulated over occupied areas.

c.	Planting, site furniture, water features etc. are provided by Canary Wharf Development in accordance with the Canary Wharf Design Guidelines.

2.2	Exterior Walls for Typical Floors

a.	The exterior walls consist of a high quality natural stone or equal prefabricated cladding system with powder coated aluminium window frames.

b.	Windows are double glazed at all office levels and double glazed for the lobby and retail levels.

c.	The exterior walls are thermally insulated as required.

d.	The exterior walls have a complete vapour barrier and are fully weather sealed.

2.3	Miscellaneous Exterior Doors

The roof plant room doors and other exterior doors not in public view are painted hollow metal doors.

2.4	Roofs and Terraces

The main roof is a thermally insulated inverted type with continuous water proofing membrane.

3.	INTERIOR MATERIALS AND FINISHES GENERALLY

3.1	Partitions

a.	Masonry or drylined partitions are used for fan rooms, loading areas, stairs, lift and riser shafts.

b.	Drylined partitions generally are used for all walls above ground level. Masonry partitions are generally used for all walls below ground level.

3.2	Doors and Frames

a.	Typical office floor core areas, exit stairs, toilet rooms and mechanical and electrical rooms have full height hardwood veneer doors with hardwood frames. Frames extend to suspended ceiling level with flush transom panels where necessary.

b.	Lower level service areas and areas concealed from public view have painted hollow metal doors and frames.

c.	Lobby level entrance doors are architectural metal and glass. Lobby level core area doors and frames are faced with stone and wood veneer.

d.	Doors are fire rated to meet statutory requirements.

3.3	Ironmongery

a.	Locksets where required are on a building master-key system for the public and service areas in the building.

b.	Entrance level exterior doors have concealed pivot hinge/closers.

c.	All other doors have ball-bearing butt hinges.

d.	Surface mounted closers are used for core doors and in service areas.

e.	Overhead hold opens, double door closing coordinators, buffers, stops, kick plates and armour plates are used where necessary.

3.4	Painting

a.	In back-of-house and service areas walls and ceilings are painted and finished with 2 coats of emulsion painted on 1 undercoat.

b.	In other areas required to be painted, walls and ceilings are finished with 2 eggshell texture finish coats on an undercoat.

4.	INTERIOR FINISHES IN PUBLIC SPACES

4.1	Main Entrance Lobby

a.	Floors are polished or honed marble or granite in a distinctive pattern; Walls are polished marble or granite, or wood veneer panels, or other decorative material, appropriate to a first class office building.

b.	The lobby and public areas are illuminated by recessed lighting fixtures in a ceiling designed with decorative features.

5.	TOILETS

5.1	Toilet provision provides for the following:

Office	Floors 1 person/10m2 60:60 male/female

5.2	Floors are finished with non slip natural stone tiles and have waterproof membranes where occupied space occurs below.

5.3	Walls are finished with polished natural stone tile or wood veneer panels.

5.4	Ceilings are suspended metal tile or drylining with lighting over basins, urinals and lavatories.

5.5	Toilet cubicles have hardwood veneer partitions with high quality wood veneer doors.

5.6	All sanitary appliances are wall mounted. Basins are set in marble vanitory tops.

5.7	High quality accessories comprise:

a.	A frameless mirror over the basins extending to ceiling level.

b.	Vanitory mounted soap dispensers.

c.	Recessed combination paper towel dispensers and waste bins.

d.	Double toilet roll holders.

e.	Coat hooks.

f	Electric fused outlet for hand dryer.

g.	Electric outlets for hair dryer, shaver etc.

h.	Tampon/sanitary napkin dispensers and disposal units are provided at the occupants discretion.

6.	TENANT AREAS

6.1	Typical Office Floors (as shell and core only specification)

a.	Floors are finished exposed concrete to accept raised flooring, (provided within the Category “A” works), with tolerances to British Standards.

b.	Soffits are exposed structure and metal deck.

c.	Perimeter columns have drylining prepared for painting.

d.	Walls of core facing into tenant space are drylining prepared for painting.

e.	Lift doors are prime painted metal.

6.2	Typical Retail Area (where applicable)

a.	Floors, walls, free standing columns and ceilings are unfinished structure.

b.	Retail shop fronts, doors and frames are stainless steel or natural hardwood.

7.	FINISHES IN SERVICE AREAS

7.1	Fire Escape Stairs

a.	Stair flights and landings are painted metal with precast terrazzo treads and landings with integral anti-slip nosing strips.

b.	Walls are painted masonry or drylining.

c.	Handrails and balustrades are painted tubular steel with welded joints ground smooth.

d.	Lighting is wall mounted fluorescent fixtures at floor and intermediate landings.

7.2	Electrical and Telephone Rooms

a.	Floors are concrete for raised floors (installed as Category A Works).

b.	Walls are painted drylining.

c.	Ceilings are exposed structure.

7.3	Mechanical Plant Rooms and Tank Rooms

a.	Floors are sealed smooth concrete with waterproofing membranes where occupied space occurs below, and with curbing where necessary to contain spillage.

b.	Walls are painted masonry or drylined construction.

c.	Ceilings are exposed structure.

7.4	Car Park Areas, Ramps and Loading Bay

a.	Floors are skid resistant finished concrete with painted parking bay striping in car park levels.

b.	Walls are painted masonry.

c.	Ceilings are unfinished structure.

d.	Lighting is sealed fluorescent fixtures.

8.	VERTICAL TRANSPORTATION

8.1	The building is served by automatically programmed traction passenger and goods lifts as required.

8.2	The lift systems have indicator lights in the lift lobbies. Lift cars are equipped with an intercom system.

8.3	Separate fireman’s lifts are provided to statutory requirements.

8.4	Passenger car finishes are of a standard appropriate to a first class office building, and are compatible with the entrance lobby finishes.

8.5	Lifts are provided to deliver “excellent service” as follows:

•	Average intervals during “up peak” traffic of 30 seconds

•	5 minute handling capacity during “up peak” of 15% of the projected building population. (Projected building occupancy is based upon the recommendations of the British Council for Offices (BCO) document entitled “Best Practice in the Specification of Offices”).

•	Vibration 15 mili g peak to peak.

8.6	The internal clear height of the Goods Lift cab is approximately 3m and in addition a top hat section of approximately 500mm high is provided at the rear of the cab.

Passenger Lifts:

Capacity:	- 6 no. 1600 Kg. (21 person)

Speed:	- 2.5 m/s

Goods Lifts:

Speed:	- 1.0 m/s

Capacity:	- 1 no. 3000 Kg

Firefighting Lifts:

Speed:	- 1.6 m/s

Capacity:	- 2 no. 650 Kg (8 person)

9.	WINDOW CLEANING SYSTEM

9.1	An external mechanical window cleaning system is provided. This system is able to be used to assist replacement of glazing and cladding components.

10.	STRUCTURAL

The building has a structural steel frame supported on reinforced concrete foundations.

10.1	Substructure

a.	Frame and Floors

The frame and floor system is a concrete structure up to ground floor. The floor slabs prop the external walls.

b.	Basement Floor and Perimeter

The lowest basement floor is an insitu reinforced concrete slab, cast on grade, designed to resist any hydrostatic load. The perimeter wall to the basement is an insitu reinforced waterproofed concrete wall to resist both earth and water pressure.

Basement waterproofing is designed to suit the intended use of the space as follows (as defined by BS8102 table 1).

Car Park areas	Grade 1
Mechanical Plant Rooms	Grade 2
Electrical Plant Rooms	Grade 3

c.	Foundations

The building is supported on bored piles which are founded in the Thanet Sands.

10.2	General Office Floors

a.	Floors consist of a composite reinforced concrete slab and metal deck system, with a nominal structural floor to floor height of 4.2m for general office floors.

b.	These in turn support raised floor systems (to be installed as Category A Works) above the structural slab which space is used for the distribution of electrical power and communication systems. The nominal raised floor height on office floors is 200mm from slab to top of floor finish. Assumed height of tenants suspended ceiling above raised floor is 2750mm.

c.	The entire floor system is supported by the columns and beams of the structural steel frame. An approved fireproofing system is applied to all structural beams and columns as required.

d.	General office floors are designed to support an imposed load of 4.0kN/m2 (801bs/ft2) with 1kN/m2 (20 lbs/ft2) partition load.

10.3	Other areas are designed to support imposed loads as defined in current British Standards.

11.	GENERAL BUILDING SERVICES PROVISION FOR BASE BUILDINGS

a.	The following Specification indicates the base building systems and allowances that are made for plant and equipment sizes.

b.	Entrance areas, staircases, lifts, toilets, car park and service areas are fully fitted to the standard as described in this document.

c.	Office areas have been fitted out separately as part of Category A Works.

11.1	Codes and Standards

The design of building services complies with all current Acts of Parliament, Building Regulations, British Standards as appropriate, Codes of Practice (CIBSE) and Statutory Authority Regulations.

12.	MECHANICAL SERVICES

12.1	Design Criteria		Winter	Summer

	a.	Outside Temperatures:	-4 C	28°C drybulb/20°C
wetbulb

	b.	Inside Temperatures:

		Offices:	22°C db ± 1°C 40% + 10% RH (Central humidification control locally (Gas fired steam boilers))	22°C ± 1°C 50% ± 10% RH (Dehumidification within floor air conditioning units)

		Heated Areas:	20°C db ± 2°C
		(Toilets, Stores)	No humidity control

	c.	Fresh Air Quantities:	16 litres per second per person

	d.	Supply Air Quantity:

		Offices:	As required by defined load densities and building envelope. Supply air temperature to fan assisted terminal variable air volume (FATVAV) units 10 to 12°C

		Toilets:	Transfer from office accommodation.

		Car Park:	6 air changes per hour.

	e.	Exhaust Air Quantities:

		Toilets:	10 air changes per hour.

		Car Park:	6 air changes per hour.

	f.	Smoke Exhaust:

		Office:	6 air changes per hour mechanical exhaust. System sized to exhaust the single largest floor.

		Storage & Service:	10 air changes per hour mechanical exhaust.

		Car Park:	6 air changes per hour mechanical exhaust.

	g.	Load Densities for Cooling:

		Offices: Lighting	2 watts/ft2 (21.52 w/m2)
		Small Power	3 watts/ft2 (32.28 w/m2)
		People	1 person/108ft2 (10 sq.m) Typical floors

	h.	Percentages and Types of Glass:

		Typical Floors:	45% max. clear double glazed (low ‘E’)

		Lobby:	75% max. clear single glazed.

	i.	Thermal Transmittance Values (W/m2/ k)

		Roof:	0.45
		Walls:	0.6
		Typical Floor Window:	1.7 maximum
		Ground Floor:	To suit selected glass

	j.	Total Shading Coefficient:

		Typical Floor Windows:	0.37% approx. (blinds included in cooling loads for office floors)

	k.	Noise and Vibration Control:

		Offices:	NR35 typical except NR38 within 10 feet (3m) of a plant room.

	l.	Chilled Water Temperature:	9°C maximum

12.2	Systems

a.	Primary Heating System

The primary heating system is electrical resistance. Heater batteries are in perimeter fan assisted variable air volume (FATVAV) units installed as part of the Category A Works.

(NB: Although electrical heater batteries are normally only fitted to perimeter FATVAV boxes, spare capacity is provided in the electrical distribution to allow internal FATVAV boxes fitted with heaters where required).

b.	Primary Cooling Systems

The refrigeration plant consists of multiple air cooled chillers, with associated pumps, providing N+1 redundancy. Chilled water is circulated to on floor air handling units via two separate risers which are severable into separate circuits. Each riser is sized at nominally 80% of the full load. Variable speed pumps are provided and these pumps sets are connected to different transformers to provide supply redundancy. The chillers and associated plant are sized on an outside air temperature of 28°C, however the chillers meet their design load with an outside air ambient of 32°C. The chillers have a minimum turn down of 170KW and heat recovery is provided from the chillers to pre-heat the fresh air. Chilled water connections are provided at each floor level for connection of tenants plant, these connections are sized to allow a load of 1 w/ft2 of lettable area.

12.3	Air Conditioning Systems

a.	Floor-by-floor, variable air volume packaged air handling units are provided. Each unit is equipped with replaceable type filters, cooling coil, fan section, coated galvanised steel drip pan, trapped condensate drain, access floors, controls etc. Unit(s) on each floor are controlled in unison and are noise rated to achieve NR38 in adjacent space.

b.	Typical floor office space supply systems are provided with conditioned supply air ducts capped at each floor-by-floor plant room wall for extension as part of the Category A Works.

c.	Pre-conditioned, outside air is supplied from separate central 100% outside air, variable air volume, air handling units. Each unit includes pre-filters, heater batteries (heat recovery from chillers and back up LTHW), gas fires steam humidifiers, tight shut-off air intake dampers, fan, motor, coated/galvanized steel drip pan, trapped condensate drain, access doors, fan section, controls etc. Separate outside air, branch supply, tight shut-off, motorised dampers with control are provided for each fan room air plenum for fire and smoke mode operation. The fresh air plant is able to turn down to allow 2 floors to run out of normal hours.

d.	The ceiling spaces are utilised as return air plenum for office areas.

12.4	Life Safety Systems

a.	All systems are designed to comply with all statutory requirements.

b.	A Fire Alarm System incorporates computer controlled sequences of operation for device sensing and phased evacuation through annunciation of alarm and voice control.

c.	All means of escape stairs and designated fire fighting shafts are independently pressurised to statutory requirements.

d.	Office areas, service rooms and car parks are mechanically vented to control the movement of smoke as required. Fans are rated at 300°C for 1 hour.

e.	A sprinkler protection system is provided with electric pumps and storage tanks to valved and capped connections on each floor to statutory requirements. Flow stations at each riser are provided for extension as part of the Category A Works. (NB: sprinklers are not normally required in the office ceiling voids).

f.	Wet risers and extinguishers are provided to statutory requirements.

12.5	Building Control System (BCS)

a.	A complete Building Control System (BCS) is provided. The system consists of multiple Direct Digital Control (DDC) data processing stations and a central management station.

b.	The system includes contact points for control, alarm, status and start-stop functions suitable for mechanical equipment automation.

c.	The system is capable of monitoring and controlling the Shell and Core installation and Category A Works and is capable of extension for other requirements.

d.	Facilities will be provided to allow the tenant to monitor the Landlords plant but not to control this plant.

13.	PLUMBING AND FIRE PROTECTION

13.1	Design Criteria

a.	Domestic Cold Water Supply System

A domestic cold water supply system, to potable standards, is provided and includes storage tanks, pumps, distribution and associated controls.

b.	Sanitary Waste and Vent Systems

A complete sanitary waste and venting system is provided to statutory requirements.

c.	Storm Drainage System

All storm drainage is hydraulically designed to statutory requirements.

13.2	Plumbing Systems

a.	Sanitary and Waste System

A complete soil, waste and vent system from plumbing fixtures, floor drains and mechanical equipment arranged for gravity flow and discharged to a point of connection with the main sewer is provided. Basement systems are connected to a sump and pumped to the discharge point.

b.	Storm Drainage Systems

A complete storm drainage system from all roofs and pedestrian areas is arranged for gravity flow to discharge into the adjacent dock area. Loading dock and car park drainage is taken to the main sewer.

c.	Provision for Tenants’ Services

Water services are provided, including 2 no. valved and capped cold water and capped waste and vent connections on each office floor from the toilet core risers for future extension to any additional facilities.

d.	Domestic Water Systems

i.	A complete cold water system for the building is provided from a point of connection with the incoming service, with connections to the storage tanks. Distribution is by a pumped pressurisation system serving all mechanical equipment and plumbing fixtures.

ii.	A pressurised hot water distribution system is provided with local electric storage type heaters, serving each floor.

14.	ELECTRICAL SERVICES

14.1	Design Criteria

a.	Load Densities:

Office areas
	Lighting	2.0 watts/ft2 (21.5 w/m2)

Sockets and Small Power
	Office Areas	4.0 watts/ft2 (41.3 w/m2)
	Risers	additional 2.0 watts/ft2
(21.5 w/m2)
b.	Lighting Levels:

Office areas -
(provided as part of
	Category A Works)	500 LUX
	Car Parks	100/150 LUX
	Service Areas	50/70 LUX Ambient
Appropriate higher levels at equipment face for maintenance operations.

14.2	Systems

a.	Electrical Service

An 11KV service is provided for the building with power originating from two different “London Electricity (LE)” sub-stations. A total power supply of 172.16 w/m2 (16 w/ft2) is provided of which 129.12 w/m2 (12 w/ft2) is available for Tenant loads. Dual rated cast resin transformers transform the 11KV power to the building distribution voltage, 400V, and arranged in a double ended configuration, to provide 100% back up capabilities in the event of a primary circuit or transformer failure. High voltage switchgear and sub-stations are separated into two physically remote electrical rooms. Transfer of load is by manual LV bus section switches.

b.	Distribution

Low voltage, metal clad, switchgear with air circuit breakers distributes power to the building loads. A multiple rising bus bar installation delivers power to the office floors, with separate risers for mechanical equipment loads and tenants’ lighting and small power. Lighting and small power tenant risers deliver 86.08 w/m2 (8 w/ft2). Duplicate lighting and small power risers are each sized at 100% of the tenants load. Tenant on floor loads transfer between risers via automatic transfer switches located on each floor.

c.	Lighting and Small Power

Two electrical risers/rooms per floor include riser bus connections, provision for submetering, and distribution panels capable of delivering 86.08 w/m2 (8 w/ft2).

d.	Generator

In addition to the dual supplies a tertiary level of redundancy is provided by emergency generators.

Three generators each at 1650 KVA provide back up for all business operations including cooling. N+1 redundancy is provided. Paralleling and synchronisation controls are included along with twenty four hours of fuel storage.

e.	Uninterruptible Power Supply (UPS) and Distribution

A static uninterruptible power supply (UPS) system is provided with a capacity of 1200 KVA. The system consists of 3 modules each at 600 KVA (N+1) and includes paralleling and synchronisation controls, static switches, maintenance bypass facilities and fifteen minutes of battery autonomy

UPS power is distributed to the Data/Communications Centre and to each office level. Full processor loads are supported for the Data/Communications Centre with a further 1 w/ft2 available throughout the building. Dual risers distribute UPS power from each UPS system, each sized at full load, with no break static switches provided on each level.

f.	Emergency Lighting

Emergency lighting is provided in all common areas and means of escape routes, served by invertor packs to statutory requirements.

14.3	Special Systems

a.	Telephone Communications

Main service frame rooms with dedicated entrances for each of British Telecom, Worldcom International, COLT, MFN (dark fibre network) and Cable & Wireless Communications are provided. Provision for secondary service entrances is also provided, remote from the primary entrances, for each of the telecommunication service providers.

Two risers through the building are provided to distribute network services.

b.	Earthing

A complete earthing system to statutory requirements is provided.

c.	Fire Alarm, Life Safety and Firemans’ Remote Fan Control System

A fully addressable, computer based, fire alarm system (FAS) with integrated public address system is provided to statutory requirements. The system is configured for phased evacuation and controls all life safety ventilation functions directly. A fire command centre houses central equipment and provides remote control facilities. Provisions are made to allow the base building system to be easily extended by the Tenant.

An evacuation control system consisting of cameras and two way communication points in the staircases is linked to the security room.

d.	Lightning Protection

A lightning protection system is provided to statutory requirements.

e.	Security System

An integrated security system is provided and includes closed circuit television (CCTV) surveillance of public areas, full function access control at selected entrances and lifts, and central monitoring equipment within a security room in the basement.

15.	TENANTS RISERS AND ROOF SPACE

a.	Where risers are provided in the core for Tenant’s use, each Tenant will be able to use their pro rata share.

b.	Where roof space is provided for Tenant’s plant, each Tenant will be able to use their pro-rata share. Service routes to risers from the Tenant’s plant will need to be co-ordinated with the existing structure and services. It will be incumbent on the Tenant to co-ordinate the design of their systems.

SCHEDULE OF BASE BUILDING PLANS

BUILDING HQ-4

Drawing Number	Revision Number	Drawing Title
Floor Plans

741/62000	14	Floor Plan – Level B3

741/62010	16	Floor Plan – Level B2

741/62020	14	Floor Plan – Level B1

741/62030	12	Floor Plan – Level B1 Mezzanine

741/62100	18	Floor Plan – Ground Level

741/62105	10	Floor Plan – Ground Mezzanine Level

741/62107	07	Floor Plan – Level One

741/62110	09	Floor Plan – (typical)

741/62220	14	Floor Plan – Level 12 Penthouse

741/62225	10	Floor Plan – Level 12 Mezzanine

741/62230	05	Roof Plan

741/65000	07	North Elevation

741/65001	07	South Elevation

741/65002	08	West Elevation

741/65003	08	East Elevation

741/65010	01	Building Sections

CANARY WHARF

MINIMUM STANDARD DEVELOPER’S FINISH

FOR TENANT WORK

1.	FLOORING

1.1	System Floors, Hewetsons Floors or equal raised access floor shall be installed to suit the building design height for the demised premises (generally 200mm average measured from top of slab to top of raised floor). The performance criteria of the system shall meet the working strength requirements of a medium grade platform specification of the Department of the Environment, Property Services Agency document MOB 08-801. The system shall consist of 600mm x 600mm or 750mm x 750mm fully accessible panels on adjustable jacks.

1.2	600mm x 600mm carpet tiles shall be installed throughout. Quality to be equal to Heuga Connections, Milliken Corporate Square Nova, Interface Palette 3000 or Sommer Avenue.

2.	CEILINGS

2.1	Perforated metal pan 750mm x 750mm or 600mm x 600mm lay-in ceiling, Aluminium Ceiling System 15mm x 8mm Aluminium capped steel grid shall be installed throughout the demised premises. Ceiling tiles to be powder coated white finish with 16mm thick mineral wool padding. Quality shall be at least equal to SAS Ceilings System 130.

2.2	Painted drywall window soffits will be installed at the perimeter of the ceiling system to receive perimeter slot diffusers.

2.3	Lift lobbies shall have painted drylined ceilings.

3.	LIGHTING

3.1	600mm x 600mm deep cell parabolic light fixtures, with electronic control gear, shall be installed to maintain a lighting level of 500 lux average in the office areas.

3.2	Fixtures shall be by Creed Light Engineering Limited or equal. Louvre will be low brightness with iridescent specular (highly polished) high purity aluminium curved profile sides, compound curved profile sides and compound curved profile wedge cross blades designed to meet the requirements of CIBSE LG3 Category 2. Each fixture will be fitted with a 750mm x 750mm surround metal frame to allow installation into 750mm x 750mm (where used) ceiling module.

3.3	Switching in all areas shall be controlled by the DDC electronic controller which is provided as part of the air conditioning terminal temperature control unit.

3.4	Incandescent downlights and/or wall washers shall be installed in each lift lobby.

4.	WALL FINISHES

4.1	Perimeter walls, columns and core walls shall be fully drylined, taped and sanded, ready for painting.

4.2	All exposed surfaces of drylining shall receive:

a)	One coat of primer sealer

b)	Two coats of emulsion

4.3	Lift lobbies shall have fabric backed vinyl wall covering, 460 grams, with a flame spread of Class 0 and Class I - Carteret by Helen Sheane Wallcovering or equal.

4.4	All drylined partitions will receive 100mm high timber (American Cherry or equal) skirting.

5.	PARTITIONS, DOORS AND IRONMONGERY

5.1	Two pairs of glass entrance doors with glazed side screens shall be installed at each lift lobby. Doors and screens can be either frameless or framed in timber or aluminium.

6.	SPRINKLER/FIRE PROTECTION

6.1	A system of sprinkler protection shall be installed throughout all areas.

6.2	Flush mounted sprinkler heads, as Reliable Model G4, shall be provided to achieve a design density of Ordinary Hazard Group II, in accordance with the requirements of British Standard 5306 Part 2 and the Landlord’s insurance requirements.

6.3	The base building fire alarm system shall be extended to provide coverage throughout all areas and shall comply with the requirements of British Standard 5839 Parts 1 and 4.

6.4	The base building public address system, which forms part of the fire alarm installation, shall be extended to provide the required audibility levels of 65dB(A) in all areas.

7.	MECHANICAL

7.1	HVAC systems shall be installed in all office areas, consistent with the design criteria indicated in the “Outline Shell & Core Specification”.

7.2	Fan assisted terminal variable air volume (FATVAV) boxes shall be installed to serve all general office areas. Perimeter FATVAV boxes shall be equipped with electrical heating coils. Each FATVAV unit shall be provided with a standalone DDC electronic controller connected to a wall mounted room temperature sensor.

7.3	Thermal loading shall be based on the stated “Shell and Core” mechanical system design load. The perimeter zones shall be provided with a terminal at each corner exposure and one for every, approximately, 6 metres by 4.5 metres. Interior areas shall be provided with one terminal for every, approximately, 81 square metres of net internal area.

7.4	Perimeter zones shall be provided with multi-slot continuous or discrete aluminium supply air diffusers located adjacent to each window module. Interior thermal zones shall be provided with one supply air diffuser for 30 square metres. Return air to the ceiling plenum shall be through the heat extract modular light fittings and supplemented with additional return air grilles.

7.5	Primary supply air trunk duct shall be internally or externally lined rectangular sheet metal connected to the base building system at each core. Terminal units shall be connected to the primary trunk duct with insulated round ducting, rigid or flexible types as appropriate. Branch supply air ducting from each terminal unit shall be internally lined. Sheet metal connections to each air distribution device shall be round, rigid or flexible.

8.	ELECTRICAL

8.1	Electrak or equal horizontal underfloor power distribution, shall be installed; approx 4.5m on centre.

8.2	One three compartment floor box per 10m5 (108 sq.ft) of net internal area shall be installed and located in the raised floor. Floor box shall be located centrally to one side of the panel. Each floor box to contain:

2 No. Unswitched General Purpose Outlets

2 No. Data Blanks

2 No. Telephone Blanks

1 No. 3m tail

Floor boxes manufactured by Thorsman or equal.

9.	STATUTORY SIGNS/TENANT SIGNS

9.1	Internal signs to exit and hose reels shall be installed as necessary to comply with statutory and local authority requirements.

10.	WINDOW COVERING

10.1	25mm wide horizontal solid aluminium slat, silver window blinds manufactured by Claxton Blinds or equal shall be installed at all perimeter windows.

COLLATERAL WARRANTY TO HERON QUAYS PROPERTIES LIMITED FROM

TENANT CONSULTANTS

THIS AGREEMENT is made the      day of                     20

BETWEEN :-

(1)	[ ] [of/whose registered office is at [ ] (the “Consultant”); and

(2)	HERON QUAYS PROPERTIES LIMITED whose registered office is at One Canada Square, Canary Wharf, London El4 5AB (the “Developer”)

WHEREAS:-

A.	The Northern Trust Company (the “Tenant”) has agreed with the Developer to take a leasehold interest in floors [ ] of the Building HQ4 at the Canary Wharf development.

B.	By an agreement (the “Contract”) dated the [ ] 20 , the Consultant has undertaken with the Tenant to perform certain [architectural/structural engineering/other] services (the “Services”) in connection with floors [ ] of Building HQ4 (the “Project”) upon the terms set out in the Contract and as more clearly defined in the Contract.

NOW IT HEREBY AGREED as follows:-

1.	The Consultant undertakes and covenants to and with the Developer that the Consultant has exercised and will continue to exercise all the skill, care and diligence in the performance of the Services as is required under or in connection with the Contract, save and except that the Consultant shall have no greater liability hereunder than it would have had if the Developer had been named jointly as the employer under the Contract. The Consultant shall not be entitled to the equivalent rights of set-off against and deduction from and similar defences to any liability to the Company as those it may have against the employer under the Contract.

2.	Without prejudice to the generality of Clause 1 of this Agreement, the Consultant hereby undertakes to the Developer that it has not specified and will not specify any of the following for use in the Project and that it has used and will continue to use the skill, care and diligence required by Clause 1 of this Agreement to see that none of the following items have been or will be specified for use or consistent with its inspection obligations have been or will be used by others in the construction of those parts of the Project to which the Services relate:-

(a)	high alumina cement concrete in structural elements;

(b)	woodwool slabs in permanent formwork to concrete or in structural elements;

(c)	calcium chloride used as a setting agent in cement;

(d)	calcium silicate bricks or tiles;

(e)	asbestos or asbestos containing products as defined in The Asbestos Regulations 1969 or in any statutory modification or re-enactment thereof current at the date of specification (save where trace natural elements thereof are used in products which comply with relevant British Standard Specifications);

(f)	naturally occurring aggregates for use in reinforced concrete which do not comply with British Standard Specification 882 and 110 and naturally occurring aggregates for use in concrete which do not comply with British Standard Specification 8110:1985;

(g)	urea formaldehyde;

(h)	materials containing fibres which have a diameter of 3 microns or less and a length of 200 microns or less;

(i)	polytetrafluoroethylene (PTFE) except when used as a non-stick sealing within valves, jointing material between pipes or as an isolating tape;

(j)	mineral fibres (man-made or naturally occurring) which are not contained or stabilised by materials to prevent fibre migration;

(k)	halon;

(l)	timber which is not obtained from a managed and regulated sustainable source;

(m)	lead based paint;

(n)	any other substances or materials generally considered in the United Kingdom construction industry to be deleterious or harmful to health and safety or not in accordance with relevant British standards and codes of practice or which have been declared deleterious in a publication of the Building Research Establishment at the relevant time

3.	The liability of the Consultant under or pursuant to this Agreement shall not be released, diminished or in any way affected by any independent enquiry into any relevant matter which may be made or carried out by or on behalf of the Developer nor by any action or omission of any such firm, company or party, whether or not such action or omission might give rise to an independent liability of such firm, company or party to the Developer.

4.	The Consultant hereby acknowledges that the Developer shall be deemed to have relied upon the Consultant’s professional skill and judgement in respect of the Services.

5.	The construction, validity and performance of this Agreement shall be governed by and shall be construed in accordance with English Law and any disputes which cannot be resolved by the parties shall be subject to the exclusive jurisdiction of the English Courts subject to the right of either party to enforce a judgement or order obtained in the English Courts, in any other jurisdiction.

6.	If the Consultant has not already assigned the copyright in the drawings and documents the Consultant shall grant the Developer a licence to copy and use any documents and drawings provided by the Consultant in relation to the Services or the Project and to reproduce the designs contained in them for any purpose relating to the Services or the Project, including, without limitation, the construction, completion, maintenance, extension, alteration, letting, promotion, advertisement, reinstatement and repair of the Project. Such licence shall be irrevocable, royalty-free and non-exclusive and shall be capable of sub-licence and shall be transferable by the Developer. The Consultant shall not be liable to the Developer or any sub-licensee or transferee for any misuse of those documents and drawings.

7.	The Developer may assign the benefit of this Agreement at any time without the consent of the Consultant.

8.	The Consultant shall not assign any of its obligations under or pursuant to this Agreement.

9.	The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and no person other than the parties to this Agreement shall have any rights under it, nor shall it be enforceable by any person other than the parties to it under that Act.

[10.	The rights, liabilities and obligations of the parties comprising the Consultant under this Agreement shall be joint and several.]

IN WITNESS whereof the parties hereto have executed this Agreement as a deed the day and year first before written.

PRE-AGREED AMENDMENT CLAUSES TO TENANT CONSULTANT WARRANTIES

A.	Other Warranties (Net Contribution Clause)

The total liability of the Consultant under or in connection with this Agreement whether in contract, in tort, for breach of statutory duty or otherwise shall be limited to such sum as the Consultant ought reasonably to pay having regard to his responsibility for the same, on the basis that [list here the other consultants providing [design services [for]] the Project or any part thereof shall be deemed to have provided contractual undertakings on terms no less onerous than those set out in this Agreement (whether or not they shall have been so provided to the Developer) in respect of the provision of their services in connection with the Project or any part thereof and shall be deemed to have paid to the Developer such contribution which it would be just and equitable for them to pay having regard to the extent of their responsibility for any loss or damage.

B.	Assignment

The Developer may assign the benefit of any part of this Agreement twice to a third party acquiring the whole of its interest in the Project or Building HQ4 without the need for consent and thereafter with the consent of the Consultant such consent not to be unreasonably withheld or delayed. The Developer will give notice in writing to the Consultant of such assignment.

C.	End Date

The Consultant’s liability hereunder shall expire and this Agreement shall be of no further effect on the expiry of 12 years from the date of the issue of the [Certificate] [Certificate of Making Good of Defects in the Project] as defined in the Contract save in respect of proceedings issued prior to such expiry.

D.	Copyright

The Consultant shall not be liable to the Developer for the use or reproduction of those documents and drawings for any other purpose than for which they were prepared and provided.

E.	Adjudication

Adjudication Clause may be inserted with appropriate insertion of cross reference in Clause 5 as appropriate.

DUTY-OF-CARE

TO:	HERON QUAYS PROPERTIES LIMITED AND THE NORTHERN TRUST COMPANY	GEOMATICS management THROUGH measurement
RE:	LEVELS 1 AND 2 AND BASEMENT 3, 50 BANK STREET, CANARY WHARF, LONDON E14
DATED:	11 APRIL 2005

We confirm that as geomatic surveyors instructed in this matter to act as measurement surveyors by the parties to measure the net internal area of the above premises, we have used all reasonable endeavours to exercise and indeed will continue to exercise all reasonable skill, care and diligence in the performance of our duties in relation to the above premises contained in our measurement report dated July 2002 (Ref 02/7490 Issue 1) and that in all respects we have acted in accordance with the Code of Measuring Practice issued by The Royal Institution of Chartered Surveyors and The Incorporated Society of Valuers and Auctioneers 4th edition dated November 1993.

Furthermore, we have endeavoured to carry out our instructions in a totally objective and impartial manner and indeed, will continue to discharge any further instructions we may have in relation to this matter in the same way.

This duty of care is intended for the person/organisation named above and any successors to The Northern Trust Company’s interest in a lease of Level 1, Level 2 and basement at 50 Bank Street to be entered into between Heron Quays (HQ4) T1 Limited and Heron Quays (HQ4) T2 Limited and The Northern Trust Company and we have no further responsibility to any other third parties.

We confirm that you can rely upon the contents of the report as if it had been addressed to you.
The Net Internal Area Measurements are as follows:
Level 1	17971 sq ft	Plowman Craven
Level 2	17982 sq ft	& Associates
Basement 3	885 sq ft	141 Lower Luton Road
Yours faithfully SIMON BARNES Managing Director For and on behalf of Plowman Craven & Associates F:\ADMIN\DUTYCARE\DOC 7001-B000\7490 LEVELS 1 AND 2 - THE NORTHERN INCL B3.DOC

Harpenden

Hertfordshire AL5 5EQ

England

Telephone (01582) 765566

Fax (01582) 765370

email: post@plowmancraven.co.uk

LONDON OFFICE

33A Clerkenwell Green

London EC1R 0DU

Telephone 020 7490 7700

Fax 020 7490 7701

www.plowmancraven.co.uk

Directors

S J Barnes MRICS,

Hnst CES, FCIOB

P Wright MRICS, MAPM

Registered in England No 1248856.

A Division of

Plowman Craven & Associates Ltd.